    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 1996

                                                      REGISTRATION NO. 333-00037
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  SAFEWAY INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                        SAFEWAY INC.                       94-3019135
   (STATE OR OTHER JURISDICTION       FOURTH AND JACKSON STREETS             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     OAKLAND, CALIFORNIA 94660           IDENTIFICATION NUMBER)
                                            (510) 891-3000
                                  (ADDRESS, INCLUDING ZIP CODE, AND
                                   TELEPHONE NUMBER, INCLUDING AREA
                                                CODE,
                                      OF REGISTRANT'S PRINCIPAL
                                          EXECUTIVE OFFICES)

                                 JULIAN C. DAY
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                  SAFEWAY INC.
                           FOURTH AND JACKSON STREETS
                           OAKLAND, CALIFORNIA 94660
                                 (510) 891-3000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

               SCOTT R. HABER, ESQ.                               PAUL C. PRINGLE, ESQ.
              TRACY K. EDMONSON, ESQ.                                 BROWN & WOOD
                 LATHAM & WATKINS                                 555 CALIFORNIA STREET
         505 MONTGOMERY STREET, SUITE 1900                   SAN FRANCISCO, CALIFORNIA 94104
          SAN FRANCISCO, CALIFORNIA 94111                            (415) 772-1200
                  (415) 391-0600

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

                                                                         PROPOSED MAXIMUM
                                                        PROPOSED MAXIMUM     AGGREGATE
   TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE    OFFERING PRICE      OFFERING         AMOUNT OF
           TO BE REGISTERED              REGISTERED(1)      PER UNIT           PRICE      REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock ($0.01 par value).........    20,661,700        $25.125       $519,125,213      $103,825(3)
                                            230,000         $24.50(2)      $5,635,000(2)       $1,943
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Includes 2,725,004 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of registration fee, based on the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on January 26, 1996, in accordance with Rule 457(c) promulgated under the Securities Act of 1933.

(3) Pursuant to Rule 457, this portion of the filing fee was previously calculated and paid.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with the public offering of the Common Stock initially in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with the concurrent public offering of the Common Stock initially outside the United States and Canada (the "International Prospectus"). The two forms of prospectus are identical except that they contain a different front cover page. The form of U.S. Prospectus is included herein and is followed by the page (marked "Alternate Page for International Prospectus") to be used in the International Prospectus.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)
Issued February 1, 1996

                               18,166,696 Shares

                                  Safeway Inc.
                        (LOGO)    COMMON STOCK
                            ------------------------

OF THE 18,166,696 SHARES OF COMMON STOCK OFFERED, 14,533,357 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS AND
 3,633,339 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE "UNDERWRITERS." ALL OF THE
   SHARES OF COMMON STOCK OFFERED ARE BEING SOLD BY THE SELLING STOCKHOLDERS AS DESCRIBED HEREIN UNDER "PRINCIPAL AND SELLING STOCKHOLDERS" AND
     INCLUDE 16,250,000 PRESENTLY OUTSTANDING SHARES AND 1,716,696 AND
     200,000 SHARES TO BE ISSUED CONCURRENTLY WITH THE CONSUMMATION OF
     THESE OFFERINGS UPON THE EXERCISE OF OUTSTANDING WARRANTS AND
       OPTIONS, RESPECTIVELY. NONE OF THE PROCEEDS FROM THE SALE OF THE
       SHARES WILL BE RECEIVED BY THE COMPANY OTHER THAN $1,916,696
        (ASSUMING NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT
        OPTION) REPRESENTING THE EXERCISE PRICE OF THE WARRANTS AND
       OPTIONS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS
       PROSPECTUS HAS BEEN ADJUSTED TO GIVE EFFECT TO A STOCK
         DISTRIBUTION WHEREBY EACH HOLDER OF THE COMPANY'S COMMON STOCK RECEIVED ON JANUARY 30, 1996 ONE ADDITIONAL SHARE OF COMMON
          STOCK FOR EACH SHARE OWNED AS OF JANUARY 16, 1996. THE
          COMPANY'S COMMON STOCK IS LISTED ON THE NEW YORK AND
           PACIFIC STOCK EXCHANGES. ON JANUARY 31, 1996, THE REPORTED
           LAST SALE PRICE OF THE COMMON STOCK ON THE NEW YORK
             STOCK EXCHANGE COMPOSITE TAPE WAS $25 1/2.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
               CRIMINAL OFFENSE.
                            ------------------------

                            PRICE $          A SHARE

                            ------------------------

                                                                  UNDERWRITING
                                               PRICE TO           DISCOUNTS AND     PROCEEDS TO SELLING
                                                PUBLIC           COMMISSIONS(1)       STOCKHOLDERS(2)
                                         ---------------------------------------------------------------
Per Share..............................            $                    $                    $
Total(3)...............................            $                    $                    $

------------
    (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    (2) Includes an aggregate of $1,916,696 to be paid to the Company representing the exercise price of warrants for 1,716,696 Shares at $1.00 per share and the exercise price of options for 200,000 Shares at $1.00 per share. Expenses of the offerings, estimated at $550,000, will be paid by the Company.

    (3) The Selling Stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 2,725,004 additional Shares at the price to public, less underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and
        commissions and proceeds to Selling Stockholders will be $        ,
        $        and $        , respectively, and the total amount to be paid to
        the Company representing the exercise price of warrants and options will be $2,204,200. See "Underwriters."

                            ------------------------

     The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters, and subject to approval of certain legal matters by Brown & Wood, counsel for the Underwriters. It is expected that the delivery of the
Shares will be made on or about             , 1996, at the office of Morgan
Stanley & Co. Incorporated, New York, N.Y., against payment therefor in New York funds.
                            ------------------------

MORGAN STANLEY & CO.
                 Incorporated
           DILLON, READ & CO. INC.
                       GOLDMAN, SACHS & CO.
                                 MERRILL LYNCH & CO.
                                          SALOMON BROTHERS INC
                                                 SMITH BARNEY INC.

            , 1996

                                              (LOGO)

                                              SAFEWAY OPERATING AREAS

                                     [Map]

                            ------------------------

     IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AND THE MERGER WARRANTS TO PURCHASE COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, ON THE PACIFIC STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERINGS MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE SELLING STOCKHOLDERS OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Available Information.................................................................    3
Company Overview......................................................................    4
Recent Developments...................................................................    6
Price Range of Common Stock...........................................................    9
Dividend Policy.......................................................................    9
Capitalization........................................................................   10
Selected Financial Data...............................................................   11
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................   12
Business..............................................................................   17
Principal and Selling Stockholders....................................................   21
Description of Capital Stock..........................................................   24
Certain United States Tax Consequences to Non-United States Holders...................   25
Underwriters..........................................................................   28
Legal Matters.........................................................................   30
Experts...............................................................................   30
Incorporation of Certain Documents by Reference.......................................   31
Financial Statements..................................................................  F-1

                            ------------------------

                             AVAILABLE INFORMATION

     Safeway Inc. ("Safeway" or the "Company") has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in the Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

     Safeway is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by Safeway with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, Safeway Common Stock is listed on the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, and such material may also be inspected at the offices of the New York Stock Exchange and the offices of the Pacific Stock Exchange.

                                COMPANY OVERVIEW

     Except as otherwise indicated, the information contained in this Prospectus has been adjusted to give effect to a stock distribution whereby each holder of the Company's Common Stock received on January 30, 1996 one additional share of Common Stock for each share owned as of January 16, 1996. See "Selected Financial Data," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Capital Stock." Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised.

     Safeway is one of the world's largest food retailers, operating 1,059 stores at the end of 1995 in the United States and Canada. U.S. retail operations are located principally in northern California, Oregon, Washington and the Rocky Mountain, Southwest and Mid-Atlantic regions. Canadian retail operations are located principally in British Columbia, Alberta and Manitoba/Saskatchewan. For each of its nine retail operating areas, Safeway believes that it holds the number one or number two market share position for the total area served. In support of its retail operations, Safeway has an extensive network of distribution, manufacturing and food processing facilities.

     In addition to stores operated under the Safeway name, the Company has ownership interests in two other retailers. Safeway holds a 35% interest in The Vons Companies, Inc. ("Vons"), which operates 329 grocery stores located mostly in southern California, and a 49% interest in a privately-held company, Casa Ley, S.A. de C.V. ("Casa Ley"), which operates 71 food and general merchandise stores in western Mexico.

     In early 1992, Safeway undertook a strategic review of its business and concluded that its cost structure was one of the highest in the food retailing industry and that there existed significant opportunities for improvement. In late 1992, Steve Burd was appointed President of Safeway and established three priorities for improving Safeway's operating results: (1) controlling costs, (2) increasing sales and (3) improving capital management. These priorities are reinforced by performance-based compensation plans that cover more than 7,000 of the Company's management employees, from store department managers to executive officers.

     CONTROLLING COSTS

          Operating and administrative expenses as a percentage of sales have declined primarily through sales increases and by reducing or controlling costs. Efforts to reduce or control costs have included overhead reduction in the Company's administrative support functions, negotiation of competitive labor agreements, store level work simplification, consolidation of the Company's information technology operations, elimination of corporate perquisites and the general encouragement of a "culture of thrift" among employees. As a result, operating and administrative expenses as a percentage of sales declined 146 basis points from 24.19% in 1992 to 22.73% in 1995.

                                      LOGO

          The Company also has controlled its cost of sales primarily through better buying practices, lower advertising expenses, distribution efficiencies and manufacturing plant closures and consolidations.

     INCREASING SALES

          The Company has reinvested cost savings into more competitive pricing and improving store standards and customer service, which Safeway believes has resulted in increased sales. Safeway's efforts to upgrade store standards and customer service have focused on improving store appearance, in-stock condition, employee friendliness and speed of checkout. In addition, management believes that the successful introduction of the "Safeway SELECT" line of premium quality private label products in early 1993 has contributed to sales growth.
LOGO

     IMPROVING CAPITAL MANAGEMENT

          Safeway's capital management has improved in two key areas: capital expenditures and working capital. During 1994, improved operations and lower project costs improved the returns on capital projects, and Safeway increased capital expenditures (including new operating lease obligations) from $290 million in 1993 to $352 million in 1994. In 1995, the Company's $503 million in capital expenditures financed, among other things, the opening of 32 new stores and the completion of 108 remodels. The Company is making greater use of standardized layouts and central purchasing agreements for building materials, fixtures and equipment for its new stores and remodels. As a result, the new store prototype is less expensive to build and more efficient to operate. Capital expenditures for 1996 are expected to increase to approximately $550 million to open 30 to 35 new stores and complete more than 100 remodels.

                                      LOGO

          Working capital invested in the business has declined substantially since year-end 1992 primarily through lower warehouse inventory levels and improved payables management. Stronger operating results, combined with improved working capital management and lower capital expenditures, have allowed the Company to reduce its debt level from $3.0 billion at the end of 1992 to $2.2 billion at the end of 1995.

                                                  Same-store sales growth has
                                             exceeded 3.0% in each of the last
                                             10 quarters. Annual same-store
                                             sales have improved from a 1.6%
                                             decrease in 1992 to an increase of
                                             4.6% in 1995. Safeway's same-store
                                             sales increases since year-end 1992
                                             through 1995 have been among the
                                             highest in the industry.

     Operating cash flow (FIFO earnings before interest, taxes, depreciation, amortization, income from unconsolidated affiliates, extraordinary losses and cumulative effect of accounting changes) increased from $768.6 million in 1992 to $1,068.6 million in 1995. In addition, income per share (before extraordinary items and the cumulative effect of accounting changes) increased from $0.41 in 1992 to $1.35 in 1995. See "Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Management intends to continue to focus on controlling costs, increasing sales and improving capital management in 1996. There can be no assurance that the Company will be successful in its efforts in these areas or that past results in these areas are indicative of results that may be achieved in the future.

                                    * * * *

     Safeway was founded in 1926 and became one of the world's largest food retailers. In 1986, Safeway, which was then a publicly-held corporation, was acquired (the "Acquisition") by a corporation formed by Kohlberg Kravis Roberts & Co. ("KKR"). Safeway was incorporated in the State of Delaware in July 1986 as SSI Holdings Corporation, and thereafter its name was changed to Safeway Stores, Incorporated. In February 1990, the Company changed its name to Safeway Inc.

     Unless the context otherwise requires, references herein to "Safeway" or the "Company" include Safeway Inc. and its subsidiaries and also include Safeway Stores, Incorporated, a Maryland corporation, and its subsidiaries, the predecessor to Safeway prior to the Acquisition. The executive offices of Safeway are located at Fourth and Jackson Streets, Oakland, California 94660 and its telephone number is (510) 891-3000.

                              RECENT DEVELOPMENTS

1995 RESULTS

     On January 25, 1996, Safeway reported income (before extraordinary loss) of $113.9 million ($0.47 per share) for the fourth quarter of 1995, compared to $85.7 million ($0.35 per share) in 1994. The Company incurred fourth quarter extraordinary losses of $2.0 million in 1995 and $0.4 million in 1994 for the early retirement of debt, which reduced net income for those periods to $111.9 million ($0.46 per share) and $85.3 million ($0.35 per share).

     Total sales for the quarter increased 5.6% from a year earlier to $5.2 billion. On a same-store basis, sales were up 4.7%. Same-store sales gains have now exceeded 3% in each of the past ten quarters.

     Gross profit was 27.1% of sales in the quarter compared to 27.3% last year. While Safeway continued to make progress in lowering its cost of sales, it invested in pricing throughout the quarter to maintain its competitive position. At the same time, operating and administrative expense declined 58 basis points to 22.64% of sales. Operating and administrative expense as a percentage of sales has now improved for eleven consecutive quarters.

     Interest expense also fell in the fourth quarter, to $58.5 million from $65.1 million, primarily due to lower average debt outstanding during the quarter. Year end total debt of $2.19 billion remained essentially flat compared to 1994 despite an increase of $151 million in capital expenditures and the previously announced acquisition of limited partnership interests in SSI Equity Associates, L.P. ("SSI Equity Associates") for $196 million. SSI Equity Associates is a limited partnership whose sole assets are warrants to purchase
27.9 million shares of Common Stock at $1.00 per share.

     Equity in earnings of unconsolidated affiliates, recorded on a one-quarter delay basis, increased to $9.7 million in the fourth quarter of 1995 from $4.5 million a year earlier. Safeway's share of Vons' earnings was $6.1 million in the fourth quarter of 1995, compared with $1.2 million in 1994 (which reflects a reduction of $3.9 million in 1994 for Vons' restructuring charges). Fourth quarter earnings from Casa Ley also improved slightly, to $3.6 million from $3.3 million a year ago. Since the December 1994 devaluation of the peso, Mexico has experienced economic difficulties, including very high interest rates. Interest rates and inflation have moderated in recent months, and Casa Ley's financial results have gradually improved. Worsening of the economic situation in Mexico could have an effect on Casa Ley. However, any such effect is not expected to be material to Safeway's operating results.

     Operating cash flow for the fourth quarter rose to 6.52% of sales, compared to 6.09% in 1994. The interest coverage ratio -- operating cash flow divided by interest expense -- improved to 5.76 times from 4.57 times in the same period a year ago.

     For the full year, which included the effect of a nine-day strike in 208 northern California stores, results were in line with those described above. Income before extraordinary items was $328.3 million ($1.35 per share) in 1995 compared to $250.2 million ($1.01 per share) in 1994.

     Total sales were up 4.9% to $16.4 billion, with annual same-store sales growth of 4.6%. Gross profit remained flat at 27.2% of sales, while operating and administrative expenses fell 55 basis points to 22.73%. Interest expense also decreased by $21.9 million to $199.8 million.

     Safeway's equity in earnings of Vons and Casa Ley fell slightly in 1995 to $26.9 million from $27.3 million a year earlier. Earnings from Casa Ley fell to $8.6 million, down from $15.7 million the previous year, while earnings from Vons increased by $6.7 million to $18.3 million.

     The income tax rate was 41.0% for the year, down from an estimated rate of 42.5% as of the end of the third quarter. The decrease is primarily due to the Canadian tax treaty with the U.S. which was ratified in the fourth quarter of 1995. Safeway now estimates that its 1996 tax rate will also be approximately 41.0%.

     Operating cash flow for the year rose to 6.52% of sales in 1995 compared to 6.06% in 1994. The interest coverage ratio was 5.35 times in 1995 compared to
4.27 times last year.

     Improved operations and lower project costs have raised the return on capital projects, allowing Safeway to increase capital expenditures to $503 million in 1995 from $352 million in 1994. In 1995, Safeway opened 32 new stores and completed 108 remodels. In 1996, the Company expects to spend approximately $550 million for capital expenditures to open 30 to 35 new stores and complete more than 100 remodels.

                         SAFEWAY INC. AND SUBSIDIARIES
                               OPERATING RESULTS
                (DOLLARS IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)
                                  (UNAUDITED)

                                                       FOURTH QUARTER                 YEAR
                                                    ---------------------     ---------------------
                                                      1995        1994          1995        1994
                                                    ---------   ---------     ---------   ---------
Sales.............................................  $ 5,166.3   $ 4,890.3     $16,397.5   $15,626.6
                                                     --------    --------     ---------   ---------
Gross profit......................................  $ 1,401.7   $ 1,335.2     $ 4,453.8   $ 4,250.0
Operating and administrative expense..............   (1,169.8)   (1,135.7)     (3,726.4)   (3,637.9)
                                                     --------    --------     ---------   ---------
Operating profit..................................      231.9       199.5         727.4       612.1
Interest expense..................................      (58.5)      (65.1)       (199.8)     (221.7)
Equity in earnings of unconsolidated affiliates...        9.7         4.5          26.9        27.3
Other income, net.................................        0.5         1.5           2.0         6.4
                                                     --------    --------     ---------   ---------
Income before income taxes and extraordinary
  loss............................................      183.6       140.4         556.5       424.1
Income taxes......................................      (69.7)      (54.7)       (228.2)     (173.9)
                                                     --------    --------     ---------   ---------
Income before extraordinary loss..................      113.9        85.7         328.3       250.2
Extraordinary loss related to early retirement of
  debt, net of income tax benefit.................       (2.0)       (0.4)         (2.0)      (10.5)
                                                     --------    --------     ---------   ---------
          Net income..............................  $   111.9   $    85.3     $   326.3   $   239.7
                                                     ========    ========     =========   =========
Fully diluted earnings per common share and common
  share equivalent:
Income before extraordinary loss..................  $    0.47   $    0.35     $    1.35   $    1.01
  Extraordinary loss..............................      (0.01)         --         (0.01)      (0.04)
                                                     --------    --------     ---------   ---------
  Net income......................................  $    0.46   $    0.35     $    1.34   $    0.97
                                                     ========    ========     =========   =========
Weighted average common shares and common share
  equivalents (fully diluted) (in millions).......      240.2       247.2         243.5       247.1
                                                     ========    ========     =========   =========
Operating cash flow:
Net income........................................  $   111.9   $    85.3     $   326.3   $   239.7
Add (subtract):
  Income taxes....................................       69.7        54.7         228.2       173.9
  Interest expense................................       58.5        65.1         199.8       221.7
  Depreciation....................................       98.8        97.7         319.3       316.0
  Goodwill amortization...........................        3.2         3.2          10.4        10.4
  LIFO expense (income)...........................        2.6        (4.2)          9.5         2.7
  Equity in earnings of unconsolidated
     affiliates...................................       (9.7)       (4.5)        (26.9)      (27.3)
  Extraordinary loss..............................        2.0         0.4           2.0        10.5
                                                     --------    --------     ---------   ---------
Total operating cash flow.........................  $   337.0   $   297.7     $ 1,068.6   $   947.6
                                                     ========    ========     =========   =========
  As a percent of sales...........................       6.52%       6.09%         6.52%       6.06%
  As a multiple of interest expense...............       5.76x       4.57x         5.35x       4.27x
Other statistics during the period:
  Stores opened...................................         16           9            32          20
  Stores closed...................................         14          15            35          36
Other statistics at year end:
  Total stores....................................                                1,059       1,062
  Total retail square footage (in millions).......                                 40.1        39.5
  Square footage increase.........................                                  1.5%        0.3%

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been listed on the New York Stock Exchange under the symbol SWY since its initial public offering in May 1990. The Company's Common Stock also is listed on the Pacific Stock Exchange.

     The following table sets forth the high and low closing sale prices for the Company's Common Stock for the fiscal quarters indicated as reported by the New York Stock Exchange Composite Tape, adjusted to give effect to a stock distribution whereby each holder of the Company's Common Stock received on January 30, 1996 one additional share of Common Stock for each share owned as of January 16, 1996.

                                                                        HIGH          LOW
                                                                      ---------    ---------
    1994
      First quarter.................................................  $13 7/16     $ 9 3/4
      Second quarter................................................   13 1/8       10 15/16
      Third quarter.................................................   13 15/16     11 11/16
      Fourth quarter................................................   15 15/16     13 5/16
    1995
      First quarter.................................................   17 15/16     15 3/8
      Second quarter................................................   19 1/4       15 13/16
      Third quarter.................................................   20 3/16      18 1/16
      Fourth quarter................................................   25 3/4       20
    1996
      First quarter (through January 31, 1996)......................   25 1/2       22 13/16

     The reported last sale price of the Common Stock on the New York Stock Exchange Composite Tape as of a recent date is set forth on the cover page of this Prospectus.

                                DIVIDEND POLICY

     Safeway has not declared or paid any cash dividends on its Common Stock since the Acquisition and does not currently intend to declare or pay any cash dividends. Any determination to pay dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon Safeway's results of operations, financial condition, capital expenditures, working capital requirements, any contractual restrictions and other factors deemed relevant by the Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Financial Resources" and "Description of Capital Stock -- Dividends" for a description of certain limitations on the Company's ability to pay dividends.

                                 CAPITALIZATION

     The following table sets forth the short-term debt and the capitalization of Safeway at September 9, 1995 (in millions). None of the proceeds from the sale of the shares of Common Stock offered hereby will be received by the Company other than an aggregate of $1,916,696 representing the exercise price of certain outstanding warrants and options.

    Short-term borrowings(1)...................................................  $  165.3
                                                                                 ========
    Long-term debt and capital lease obligations...............................  $1,940.3
    Stockholders' equity:
      Common stock, par value $0.01 per share; 300.0 shares authorized; 212.7
         shares outstanding(2)(3)..............................................       2.1
      Additional paid-in capital...............................................     675.0
      Unexercised warrants purchased: 8.9 shares(3)(4).........................    (113.2)
      Retained earnings........................................................     172.5
      Cumulative translation adjustments.......................................      22.0
                                                                                 --------
         Total stockholders' equity............................................     758.4
                                                                                 --------
              Total capitalization.............................................  $2,698.7
                                                                                 ========

---------------
(1) Consists of current portion of long-term debt and capital lease obligations.

(2) Excludes 23.2 million shares of Common Stock underlying stock options, 1.8 million shares of Common Stock issuable upon exercise of warrants issued in connection with the Acquisition (the "Merger Warrants") and 27,856,000 shares of Common Stock issuable upon exercise of warrants (the "SSI Warrants") held by SSI Equity Associates. In connection with the offerings, it is anticipated that options to purchase 200,000 shares of Common Stock will be exercised for an aggregate exercise price of $200,000, SSI Warrants to purchase 1,716,696 shares of Common Stock will be exercised for an aggregate exercise price of $1,716,696, and SSI Warrants to purchase 1,765,304 shares of Common Stock will be cancelled. See "Principal and Selling Stockholders."

(3) SSI Equity Associates is a partnership whose sole assets consist of the SSI Warrants. At September 9, 1995, 8.9 million of such shares were attributable to limited partnership interests in SSI Equity Associates acquired by a subsidiary of Safeway for $113.1 million in January 1995.

(4) In October 1995, a subsidiary of Safeway acquired additional limited partnership interests in SSI Equity Associates for $83 million using proceeds from bank borrowings. Approximately 5.3 million of the 27,856,000 shares of Common Stock issuable upon exercise of the SSI Warrants are attributable to the limited partnership interests purchased in October. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            SELECTED FINANCIAL DATA

                         SAFEWAY INC. AND SUBSIDIARIES
        (DOLLARS IN MILLIONS, EXCEPT PER-SHARE AND WEEKLY SALES AMOUNTS)

     The financial data below are derived from the audited Consolidated Financial Statements of Safeway, except for the financial data for the 36 week periods ended September 9, 1995 and September 10, 1994, which are unaudited. The selected financial data should be read in conjunction with Safeway's Consolidated Financial Statements and accompanying Notes which are included herein. The results of operations for the 36 weeks ended September 9, 1995 and September 10, 1994 contain all adjustments that are of a normal and recurring nature necessary to present fairly the financial position and results of operations for such periods. The results for the 36 weeks ended September 9, 1995 are not necessarily indicative of the results expected for the full year. See "Recent Developments."

                                            36 WEEKS ENDED
                                        -----------------------
                                         SEPT. 9,    SEPT. 10,      52 WEEKS    52 WEEKS    53 WEEKS      52 WEEKS      52 WEEKS
                                           1995         1994          1994        1993        1992          1991          1990
                                        ----------   ----------     ---------   ---------   ---------     ---------     ---------
RESULTS OF OPERATIONS:
Sales.................................  $ 11,231.2   $ 10,736.3     $15,626.6   $15,214.5   $15,151.9     $15,119.2     $14,873.6
                                         =========    =========     =========   =========   =========     =========     =========
Gross profit..........................  $  3,052.1   $  2,914.8     $ 4,250.0   $ 4,083.4   $ 4,106.4     $ 4,059.1     $ 3,903.0
Operating and administrative
  expenses............................    (2,556.6)    (2,502.2)     (3,637.9)   (3,641.9)   (3,664.8)     (3,510.8)     (3,367.7)
AppleTree charge......................          --           --            --          --          --        (115.0)           --
                                         ---------    ---------     ---------   ---------   ---------     ---------     ---------
Operating profit......................       495.5        412.6         612.1       441.5       441.6         433.3         535.3
Interest expense......................      (141.3)      (156.6)       (221.7)     (265.5)     (290.4)       (355.4)       (384.1)
Equity in earnings of unconsolidated
  affiliates..........................        17.2         22.8          27.3        33.5        39.1          45.8          25.5
Gain on common stock offering by
  unconsolidated affiliate............          --           --            --          --          --          27.4            --
Other income, net.....................         1.5          4.9           6.4         6.8         7.1          15.1          18.0
                                         ---------    ---------     ---------   ---------   ---------     ---------     ---------
Income before income taxes,
  extraordinary loss and cumulative
  effect of accounting changes........       372.9        283.7         424.1       216.3       197.4         166.2         194.7
Income taxes..........................      (158.5)      (119.2)       (173.9)      (93.0)      (99.0)        (87.2)       (107.6)
                                         ---------    ---------     ---------   ---------   ---------     ---------     ---------
Income before extraordinary loss and
  cumulative effect of accounting
  changes.............................       214.4        164.5         250.2       123.3        98.4          79.0          87.1
Extraordinary loss, net of tax benefit
  of $6.5, $6.7, $17.1 and $14.9......          --        (10.1)        (10.5)         --       (27.8)        (24.1)           --
Cumulative effect of accounting
  changes, net of tax benefit of
  $12.0...............................          --           --            --          --       (27.1)           --            --
                                         ---------    ---------     ---------   ---------   ---------     ---------     ---------
Net income............................  $    214.4   $    154.4     $   239.7   $   123.3   $    43.5     $    54.9     $    87.1
                                         =========    =========     =========   =========   =========     =========     =========
Earnings per common share and common
  share equivalent (fully diluted):
  Income before extraordinary loss and
    cumulative effect of accounting
    changes...........................  $     0.88   $     0.67     $    1.01   $    0.50   $    0.41     $    0.34     $    0.45
  Extraordinary loss..................          --        (0.04)        (0.04)         --       (0.12)        (0.10)           --
  Cumulative effect of accounting
    changes...........................          --           --            --          --       (0.11)           --            --
                                         ---------    ---------     ---------   ---------   ---------     ---------     ---------
  Net income..........................  $     0.88   $     0.63     $    0.97   $    0.50   $    0.18     $    0.24     $    0.45
                                         =========    =========     =========   =========   =========     =========     =========
FINANCIAL STATISTICS:
Same-store sales*.....................         4.6%         4.0%          4.4%        2.1%       (1.6)%        (0.3)%         2.5%
Average weekly sales per store per
  week
  (in thousands)......................  $      285   $      267     $     270   $     256   $     247     $     250     $     246
Average weekly sales per square
  foot................................        7.64         7.29          7.36        7.07        7.01          7.21          7.25
Gross profit margin...................        27.2%        27.1%         27.2%       26.8%       27.1%         26.8%         26.2%
Operating and administrative expenses
  as a percent of sales...............       22.76%       23.31%        23.28%      23.94%      24.19%        23.22%        22.64%
Operating profit margin...............         4.4%         3.8%          3.9%        2.9%        2.9%          2.9%          3.6%
Capital expenditures..................  $    279.3   $    185.6     $   352.2   $   290.2   $   553.4     $   635.0     $   489.6
Depreciation and amortization.........       227.7        225.5         326.4       330.2       320.3         295.9         276.2
Total assets..........................     5,032.7      4,887.3       5,022.1     5,074.7     5,225.8       5,170.7       4,739.1
Total debt............................     2,105.6      2,247.8       2,196.1     2,689.2     3,048.6       3,066.0       3,083.6
Stockholders' equity (deficit)........       758.4        549.7         643.8       382.9       243.1         214.4        (183.4)
Weighted average common shares and
  common share equivalents (fully
  diluted) (in millions)..............       242.4        245.0         247.1       246.9       238.0         230.4         192.0
OTHER STATISTICS:
Stores opened during the period.......          16           11            20          14          35            33            30
Stores closed or sold during the
  period..............................          21           21            36          39          49            37            26
Total stores at period-end............       1,057        1,068         1,062       1,078       1,103         1,117         1,121
Remodels**............................         n/a          n/a            71          45          63            77            90
Total retail square footage (in
  millions)...........................        39.7         39.3          39.5        39.4        39.7          38.9          38.2

---------------
* Reflects sales increases (decreases) for stores operating the entire measurement period in both the current and prior periods and does not include replacement stores.
** Defined as store projects (other than maintenance) generally requiring expenditures in excess of $200,000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

36 WEEKS ENDED SEPTEMBER 9, 1995 COMPARED TO 36 WEEKS ENDED SEPTEMBER 10, 1994

     Net income for the first 36 weeks of 1995 was $214.4 million ($0.88 per share) compared to income before extraordinary loss of $164.5 million ($0.67 per share) for the same period of 1994. A nine-day strike during the second quarter of 1995 affected 208 stores in Northern California and reduced earnings per share for the first 36 weeks of 1995 by an estimated $0.025 per share. Net income for the 36 weeks ended September 10, 1994, which included an extraordinary loss of $10.1 million ($0.04 per share) for the early retirement of debt, was $154.4 million ($0.63 per share).

     For the first 36 weeks of 1995, sales were $11.2 billion compared to $10.7 billion for the same period of 1994. Same-store sales for the first 36 weeks of 1995 increased 4.6%. Safeway's commitment to reinvest the cost savings achieved throughout the Company has resulted in sales growth despite very low food price inflation.

     For the first 36 weeks of 1995, gross profit was 27.2% of sales compared to 27.1% in 1994. Gross profit represents the portion of sales revenue remaining after deducting the costs of inventory sold during the period, including purchase, advertising and distribution costs. LIFO expense was $6.9 million for the first 36 weeks of both 1995 and 1994, reflecting the Company's expectation of low inflation for the year.

     For the first three quarters of 1995, operating and administrative expense decreased as a percent of sales to 22.76% from 23.31% for the same period of 1994. Higher overall Company sales and ongoing efforts to reduce or control expenses contributed to the lower operating and administrative expense ratio.

     For the first 36 weeks of 1995, interest expense fell to $141.3 million compared to $156.6 million for the same period of 1994. Interest expense decreased in 1995 primarily due to reduced debt levels.

     For the first three quarters of 1995, equity in earnings of unconsolidated affiliates, recorded on a one-quarter delay basis, fell to $17.2 million compared to $22.8 million in 1994. For the first 36 weeks of 1995, Safeway's share of Vons' earnings increased to $12.2 million from $10.4 million in 1994. For the first 36 weeks of 1995, Safeway's share of Casa Ley's earnings was $5.0 million compared to $12.4 million in 1994. Since the December 1994 devaluation of the peso, Mexico has experienced economic difficulties, including very high interest rates. Interest rates and inflation have moderated in recent months, and Casa Ley's financial results have gradually improved. While the economic situation in Mexico will continue to affect Casa Ley's financial results, the impact is not expected to be material to the consolidated operating results of Safeway.

1994 COMPARED TO 1993 AND 1992

     Safeway's net income was $239.7 million ($0.97 per share) in 1994, $123.3 million ($0.50 per share) in 1993, and $43.5 million ($0.18 per share) in 1992. In 1994 and 1992, income before extraordinary items and the cumulative effect of accounting changes was $250.2 million ($1.01 per share) and $98.4 million ($0.41 per share). In 1993, severance paid for a voluntary employee buyout in Alberta, Canada reduced 1993 operating profit by $54.9 million and net income by $30.2 million ($0.12 per share).

     SALES

     Sales were $15.6 billion in 1994 (a 52-week year), and $15.2 billion in both 1993 (a 52-week year) and 1992 (a 53-week year). Safeway's same-store sales increased 4.4% in 1994 and 2.1% in 1993. In spite of low food price inflation, Safeway achieved sales growth in 1994 and 1993. The Company simplified work methods in the stores, streamlined backstage operations, improved inventory management and achieved labor cost parity through a competitive labor contract signed in Alberta. Safeway reinvested these fundamental cost savings into more competitive pricing and improved store standards and customer service.

     GROSS PROFIT

     In 1994, Safeway began classifying advertising expenses as part of cost of goods sold. Previously, advertising expenses were included in operating and administrative expenses. All prior periods have been reclassified to conform to the 1994 presentation.

     After reclassifying advertising expenses, gross profit was 27.2% of sales in 1994, compared to 26.8% in 1993 and 27.1% in 1992. The improvement in 1994 was primarily due to decreased advertising expense, the price recovery in Alberta following a 1993 price war, the disposal of stores with low gross margins in Richmond, Virginia, and company-wide improvements to bakery operations. The decline in 1993 primarily reflects the effect of the price war in Alberta.

     OPERATING AND ADMINISTRATIVE EXPENSES

     After reclassifying advertising expenses, operating and administrative expenses were 23.28% of sales in 1994, compared to 23.94% in 1993 (23.58% excluding the Alberta buyout) and 24.19% in 1992 (24.04% excluding a restructuring charge). Operating and administrative expenses as a percentage of sales declined since 1992 as a result of increased sales and efforts to reduce or control expenses. The principal efforts included reorganizing the administrative support functions, centralizing information technology operations, improving labor costs in Alberta, Canada, and simplifying work methods in stores.

     During the first half of 1993, Safeway recorded a charge for the Alberta buyout, reducing operating profit by $54.9 million and net income by $30.2 million ($0.12 per share). The new contract approved by retail employees in Alberta reduced wages, established a gain-sharing plan, and provided for a voluntary buyout program, while significantly reducing a competitive wage disparity in that area. Safeway began realizing savings from the new contract during the second quarter of 1993, which were offset through the third quarter of 1993 by the increased training costs and reduced productivity associated with new employees. Productivity improved during the fourth quarter of 1993 and returned to normal levels in 1994.

     In 1992, the Company recorded a restructuring charge for the anticipated costs associated with downsizing its corporate administrative staff and closing its distribution center in Sacramento, California. The Sacramento facility, which was leased following the 1988 fire that destroyed the Richmond, California distribution center, was consolidated into the Company's distribution center in Tracy, California. The charge reduced 1992 operating profit by $22.3 million and net income by $13.8 million ($0.06 per share). Approximately one-half of this charge was for severance payments. All employee terminations associated with this restructuring were completed in 1993. Annual savings from these restructurings have been between $15 million and $20 million.

     INTEREST EXPENSE

     Interest expense fell to $221.7 million in 1994 from $265.5 million in 1993 and $290.4 million in 1992. The decrease in 1994 was primarily due to overall debt reductions resulting from Safeway's strong cash flow from operations, and the replacement of high interest rate long-term debt with short-term floating rate debt. The decrease in 1993 reflects reduced borrowings, lower short-term interest rates, and the refinancing of high interest rate debt during 1992.

     EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES

     Equity in earnings of unconsolidated affiliates, recorded on a one-quarter delay basis, fell to $27.3 million in 1994, compared to $33.5 million in 1993 and $39.1 million in 1992. Safeway holds a 35% interest in Vons and a 49% interest in Casa Ley.

     Income from Safeway's equity investment in Vons was $11.6 million in 1994, compared to $12.9 million in 1993 and $18.6 million in 1992. According to Vons' financial reports to the Commission, Vons' same store sales declined 1.6% and 3.2% for the 16 and 40 weeks ended October 9, 1994. In addition to lower operating income, Vons reported restructuring charges which decreased Safeway's equity in Vons' earnings by

$3.9 million in 1994 and $11.7 million in 1993. According to Vons, these restructuring charges included anticipated expenses associated with a program to close under-performing stores and reduce its work force.

     In 1992, Vons adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Safeway's share of Vons' accounting charges is included in the 1992 cumulative effect of accounting changes in the Company's Consolidated Statements of Income.

     Income from Safeway's equity investment in Casa Ley fell to $15.7 million in 1994 from $20.6 million in 1993 and $20.5 million in 1992 due to changes in the competitive environment in Mexico.

     INCOME TAXES

     Income taxes declined to 41.0% of pre-tax income in 1994 from 43.0% in 1993 and 50.2% in 1992. In August 1993, the maximum statutory federal income tax rate increased from 34% to 35%. Despite the increased federal income tax rate, Safeway's effective rate declined in 1993 primarily due to the tax benefit of a loss in Canada, where the statutory rate is higher than in the United States. The loss in Canada resulted principally from the employee buyout charge and the price war in Alberta. The tax effect of permanently investing certain foreign earnings which were previously not permanently invested also contributed to the tax rate decline in 1993.

     EXTRAORDINARY LOSS

     Safeway's net income was reduced by extraordinary losses of $10.5 million ($0.04 per share) in 1994 and $27.8 million ($0.12 per share) in 1992 for the early retirement of debt. The extraordinary losses represent the payment of premiums on retired debt and the write-off of deferred finance costs, net of the related tax benefits.

     ACCOUNTING CHANGES

     In 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires accrual of the expected cost of such benefits during employee service periods, and SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which requires accrual of the expected cost of benefits provided to former or inactive employees after employment but before retirement. Prior to 1992, the Company recognized the cost of providing these benefits as claims were paid. In addition, during 1992 Vons adopted SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 106. The cumulative effect of accounting changes recognized on Safeway's Consolidated Statement of Income in 1992 was as follows (in millions):

        Postretirement benefits, net of tax benefit of $6.4..................  $10.5
        Postemployment benefits, net of tax benefit of $1.1..................    1.8
        Vons' income taxes, net of tax benefit of $3.2.......................   10.6
        Vons' postretirement benefits, net of tax benefit of $1.3............    4.2
                                                                               -----
                                                                               $27.1
                                                                               =====

     Except for the cumulative effect of adoption, the impact of these accounting changes on Safeway's 1992 net income was not material.

LIQUIDITY AND FINANCIAL RESOURCES

     Operating cash flow, as presented below, provides a measure of the Company's ability to generate cash to pay interest and fixed charges, and facilitates the comparison of Safeway's results of operations with those of companies having different capital structures. Safeway's computation of operating cash flow is as follows (dollars in millions):

                                                    52 WEEKS     52 WEEKS     52 WEEKS     53 WEEKS
                                                      1995         1994         1993         1992
                                                    --------     --------     --------     --------
Income before income taxes, extraordinary loss and
  cumulative effect of accounting changes.........  $  556.5      $424.1       $216.3       $197.4
LIFO expense (income).............................       9.5         2.7         (1.5)        (0.4)
Interest expense..................................     199.8       221.7        265.5        290.4
Depreciation and amortization.....................     329.7       326.4        330.2        320.3
Equity in earnings of unconsolidated affiliates...     (26.9)      (27.3)       (33.5)       (39.1)
                                                      ------      ------       ------       ------
Operating cash flow...............................  $1,068.6      $947.6       $777.0       $768.6
                                                      ======      ======       ======       ======
As a percent of sales.............................      6.52%       6.06%        5.11%        5.07%
As a multiple of interest expense.................      5.35x       4.27x        2.93x        2.65x

     Management expects operating cash flow, supplemented by credit available under the Credit Agreement (as defined below), to be Safeway's primary sources of long-term liquidity. Management believes that these sources will be adequate to meet the Company's requirements. At year end 1995, the Company had available unused borrowing capacity of $675.2 million under the Credit Agreement.

     During 1994, Safeway retired $44.2 million of senior debt and $247.9 million of senior subordinated debt which resulted in annual interest expense savings of approximately $8.0 million. During 1995, Safeway retired $53.5 million of mortgage debt. Safeway purchased the long-term debt in 1994 and 1995 primarily with proceeds from floating rate bank borrowings. Depending on market conditions, Safeway may continue to purchase and retire long-term debt.

     CAPITAL EXPENDITURE PROGRAM

     The Company's capital expenditure program funds new stores, remodels, expenditures for information technology and the Company's other facilities, including its plant and distribution facilities and its corporate headquarters. In 1995, the Company's $503 million of capital expenditures financed, among other things, the opening of 32 new stores and the completion of 108 remodels. Capital expenditures for 1996 are expected to increase to approximately $550 million to open 30 to 35 new stores and complete more than 100 remodels.

     ACQUISITION OF INTEREST IN WARRANTS TO PURCHASE SAFEWAY STOCK

     In January 1995, a subsidiary of the Company acquired 31.8% of the partnership interests in SSI Equity Associates for $113 million with proceeds from bank borrowings. SSI Equity Associates is a limited partnership whose sole assets consist of SSI Warrants to purchase 27,856,000 shares of Common Stock. See "Principal and Selling Stockholders." In October 1995, a subsidiary of the Company acquired an additional 18.9% of the partnership interests of SSI Equity Associates for $83 million using proceeds from bank borrowings. Safeway estimates that, as of December 30, 1995, the combined effect of these transactions would reduce common stock equivalents by about 13.6 million shares. The favorable effect on earnings per share from reducing common stock equivalents is being partially offset by interest expense on the bank borrowings.

     In connection with the offerings, SSI Equity Associates will sell to the Underwriters SSI Warrants to purchase 1,716,696 shares of Common Stock which will be exercised and sold in the offerings. SSI Equity Associates will also transfer to Safeway for cancellation SSI Warrants to purchase 1,765,304 shares of Common Stock, such SSI Warrants representing the pro rata portion of the SSI Warrants that are attributable to the limited partnership interests held by a subsidiary of Safeway. Following the offerings, SSI Equity Associates will hold SSI Warrants to purchase 24,374,000 shares of Common Stock (of which 12,357,130 shares will be attributable to limited partnership interests held by a subsidiary of Safeway).

     NEW CREDIT AGREEMENT AND INDENTURES

     On May 24, 1995, Safeway entered into a new unsecured bank credit agreement (the "Credit Agreement") that is less restrictive than Safeway's previous bank agreement, extends the maturity date and provides lower borrowing costs. The Credit Agreement matures in 2000 and has two one-year extension options. Safeway may borrow up to $1.15 billion under the Credit Agreement, including up to $400 million in Canada. In connection with obtaining the new Credit Agreement, all collateral securing the Company's senior subordinated notes and debentures was released.

     U.S. borrowings under the Credit Agreement carry interest at one of the following rates selected by the Company: (i) the prime rate; (ii) the rate at which Eurodollar deposits are offered to first-class banks by the lenders in the Credit Agreement plus a pricing margin based on the Company's debt rating or interest coverage ratio (the "Pricing Margin"); or (iii) rates quoted at the discretion of the lenders. Canadian borrowings denominated in U.S. dollars carry interest at one of the following rates selected by the Company: (x) the Canadian base rate; or (y) the Canadian Eurodollar rate plus the Pricing Margin. Canadian borrowings denominated in Canadian dollars carry interest at the Canadian prime rate.

     The Credit Agreement and the indentures related to Safeway's 9.30% Senior Secured Debentures due 2007, certain of its medium-term notes and its 10% Senior Subordinated Notes due 2001, 9.875% Senior Subordinated Debentures due 2007, 9.65% Senior Subordinated Debentures due 2004 and 9.35% Senior Subordinated Notes due 1999 contain certain covenants which limit Safeway with respect to, among other things: (i) paying cash dividends on its capital stock; (ii) incurring additional indebtedness; (iii) creating liens upon its assets; (iv) repurchasing shares of its capital stock or certain indebtedness; (v) acquiring any outstanding warrants, options or other rights to acquire shares of any class of stock of Safeway; and (vi) disposing of material amounts of assets other than in the ordinary course of business.

     Other provisions of the Credit Agreement limit certain acts of the Company and require the Company to meet certain financial tests which pertain to its ability to generate adequate cash to meet required payments.

                                    BUSINESS

     Safeway was founded in 1926 and is one of the world's largest food retailers, operating 1,059 stores at the end of 1995 in the United States and Canada. U.S. retail operations are located principally in northern California, Oregon, Washington and the Rocky Mountain, Southwest, and Mid-Atlantic regions. Canadian retail operations are located principally in British Columbia, Alberta and Manitoba/Saskatchewan. For each of its nine retail operating areas, Safeway believes that it holds the number one or number two market share position for the total area served. In support of its retail operations, Safeway has an extensive network of distribution, manufacturing and food processing facilities.

     In addition to stores operated under the Safeway name, the Company has ownership interests in two other retailers. Safeway holds a 35% interest in Vons, which operates 329 grocery stores located mostly in southern California, and a 49% interest in Casa Ley, which operates 71 food and general merchandise stores in western Mexico.

RETAIL OPERATIONS

     STORES

     Safeway operates stores ranging in size from approximately 7,200 square feet to over 60,000 square feet. Safeway determines the size of a new store based on a number of considerations, including the needs of the community the store serves, the location and site plan, and the estimated returns on capital invested. Most Safeway stores offer a wide selection of both food and general merchandise and feature a variety of specialty departments which historically have enhanced operating margins. In most of Safeway's larger stores, specialty departments are showcased in each corner and along the perimeter walls of the store to create a pleasant shopping atmosphere. Safeway's primary new store prototype is 55,000 square feet and is designed to accommodate changing consumer needs and to obtain certain operating efficiencies.

     Safeway continues to operate a number of smaller stores which offer an extensive selection of food and general merchandise, and generally include one or more specialty departments. These stores remain an important part of the Company's store network in smaller communities and certain other locations where larger stores may not be feasible because of space limitations and/or community needs or restrictions.

     Stores opened in 1995 averaged 51,200 square feet. The following table summarizes Safeway's stores by size at December 30, 1995:

                                                                 NUMBER OF     PERCENT OF
                                                                  STORES         TOTAL
                                                                 ---------     ----------
        Less than 30,000 square feet...........................      307            29%
        30,000 to 50,000.......................................      581            55
        More than 50,000.......................................      171            16
                                                                   -----           ---
                  Total stores.................................    1,059           100%
                                                                   =====           ===

     STORE OWNERSHIP

     At December 30, 1995, Safeway owned one-third and leased two-thirds of its stores. In recent years, the Company has preferred ownership because it provides control and flexibility with respect to financing terms, remodeling, expansions and closures.

     MERCHANDISING

     Safeway's merchandising strategy is to provide maximum value to its customers by maintaining high store standards and offering high quality products at competitive prices.

     - The Company has intensified its efforts to elevate store standards and provide friendly, helpful customer service. Safeway has reallocated time and resources to improve in-stock conditions, enhance the presentation of perishable merchandise, and provide faster, more efficient checkout. Debit/credit card and check authorization systems have been installed for customer convenience and to speed up checkout. Specialty departments and special services provided in many stores, including video tape rentals, photo processing counters, in-store automatic teller machines and bank branches, are designed to provide one-stop shopping for today's busy shopper.

     - Since 1993, Safeway has introduced a line of over 400 premium private label products under the banner "Safeway SELECT." These products include soft drinks, pastas and pasta sauces, salsa, whole bean coffee, cookies, ice cream, yogurt, pet foods and laundry detergent. In addition, the line includes Safeway SELECT "Enlighten" items such as no-fat salad dressings and low sodium, single-serving, quick lunches. Safeway SELECT products are designed to offer value-conscious consumers premium quality products at prices lower than comparable national brands. The Company plans to continue introducing more Safeway SELECT items over the next few years. Safeway also offers a wide selection of private label products under well-known and respected brand names such as Safeway, Lucerne and Mrs. Wright's.

     - Safeway offers high quality perishables in the produce, meat, dairy, seafood, bakery and delicatessen departments. The Company continually refines its merchandising strategies to identify and accommodate changing demographics, lifestyles, and product preferences of its customers.

          Percentage of Stores with Specialty Departments

                                                                AT DECEMBER 30, 1995
                                                                --------------------
            Bakery............................................           76%
            Deli..............................................           91
            Pharmacy..........................................           55
            Seafood...........................................           44
            Floral............................................           93

     - The Company offers competitive prices for today's value-conscious consumers, and features a line of Valu Pack merchandise which includes more than 100 of the large-size products most frequently purchased at membership club stores.

     MANUFACTURING AND WHOLESALE OPERATIONS

     The principal function of manufacturing operations is to manufacture and process private label merchandise sold in Safeway stores under brand names such as Safeway, Lucerne, Mrs. Wright's and Safeway SELECT. As measured by sales, approximately two-thirds of Safeway SELECT merchandise, and approximately half of its other private label merchandise, is manufactured in company-owned plants. The remainder of such private label merchandise is procured from third parties.

     During 1994, Safeway began a review to identify manufacturing operations in the U.S. that do not provide acceptable returns. This review resulted in the closure of six plants and a reorganization of the manufacturing division administrative office during 1994 and the closure of five plants during 1995. The ongoing review of all remaining manufacturing operations, including Canadian facilities, may result in additional plant closures.

     Safeway's Canadian subsidiary has a wholesale operation that distributes both national brands and private label products to independent grocery stores and institutional customers.

     Safeway operated the following manufacturing and processing facilities at December 30, 1995:

                                                                       U.S.     CANADA
                                                                       ----     ------
        Milk plants..................................................    6         3
        Bread baking plants..........................................    5         2
        Ice cream plants.............................................    4         3
        Cheese packaging plants......................................    1         1
        Soft drink bottling plants...................................    4         0
        Fruit and vegetable processing plants........................    2         4
        Other food processing plants.................................    3         4
        Pet food plant...............................................    1         0
                                                                        --        --
                  Total plants.......................................   26        17
                                                                        ==        ==

     In addition, the Company operates laboratory facilities for quality assurance and research and development in certain of its plants and at its U.S. manufacturing headquarters in Walnut Creek, California.

     DISTRIBUTION

     Each of Safeway's retail operating areas is served by a regional distribution center consisting of one or more facilities. Safeway owns 11 distribution/warehousing centers (seven in the United States and four in Canada), which collectively provide the majority of all products to Safeway stores. Safeway's northern California distribution center is operated by a third party.

     Management regularly reviews distribution operations to ensure that these operations support their respective operating areas in a cost-effective manner. The Company is currently exploring ways to reduce the high costs associated with the physical condition and layout of the distribution center in Landover, Maryland, which serves the Company's stores in the Mid-Atlantic region. The Company is exploring the feasibility of replacing the current distribution center with a new facility or contracting with a third party to provide distribution services. Management does not expect to be able to determine the impact on the Company's operations of these alternatives until it has completed its review. However, management expects that there would be potentially significant one-time expenses associated with either alternative.

     CAPITAL EXPENDITURE PROGRAM

     A key component of the Company's long-term strategy is its capital expenditure program. The Company's capital expenditure program funds new stores, remodels, expenditures for information technology and the Company's other facilities, including its plant and distribution facilities and its corporate headquarters. In the last several years, Safeway management has significantly strengthened its program to select and approve new capital investments.

     The table below reconciles cash paid for property additions reflected in the Consolidated Statements of Cash Flows to a broader definition of capital expenditures (dollars in millions):

                                                     52 WEEKS     52 WEEKS     52 WEEKS     53 WEEKS
                                                       1995         1994         1993         1992
                                                     --------     --------     --------     --------
Cash paid for property additions...................   $450.9       $339.9       $245.3       $483.6
Less: Purchase of previously leased properties.....     (9.9)       (54.5)       (21.4)        (9.9)
Plus: Present value of all lease obligations
  incurred.........................................     62.2         55.5         58.8         79.3
     Mortgage notes assumed in property
     acquisitions..................................       --         11.3          7.5          0.4
                                                      ------       ------       ------       ------
          Total capital expenditures...............   $503.2       $352.2       $290.2       $553.4
                                                      ======       ======       ======       ======
Capital expenditures as a percent of sales.........      3.1%         2.3%         1.9%         3.7%
New stores opened..................................       32           20           14           35
Stores closed or sold..............................       35           36           39           49
Remodels...........................................      108           71           45           63
Total retail square footage (in millions)..........     40.1         39.5         39.4         39.7

     During 1994, improved operations and lower project costs improved the return on capital projects, and Safeway increased capital expenditures (including new operating lease obligations) to $352 million from $290 million in 1993. During 1994, Safeway opened 20 new stores and completed 71 remodels. In 1995, the Company's capital expenditures financed, among other things, the opening of 32 new stores and the completion of 108 remodels. Capital expenditures for 1996 are expected to increase to approximately $550 million to open 30 to 35 new stores and complete more than 100 remodels.

     Management regularly reviews the performance of individual stores and other facilities on the basis of a variety of economic factors. Upon the decision to close a store or a facility, the Company accrues estimated future losses, if any, which may include lease payments or other costs of holding the facility, net of estimated future income. As of December 30, 1995, Safeway had an accrued liability of $30.8 million for the anticipated future closure of 48 stores and $18.6 million for the anticipated future closure of other facilities.

EMPLOYEES

     At year-end 1995, Safeway had approximately 113,000 full and part-time employees. Approximately 90% of Safeway's employees in the United States and Canada are covered by collective bargaining agreements negotiated with local unions affiliated with one of 12 different international unions. There are approximately 400 such agreements, typically having three-year terms, with some contracts having terms up to five years. Accordingly, Safeway renegotiates a significant number of the these agreements every year. In the last three years, despite the large number of negotiations, there have only been two significant work stoppages, which were in Portland, Oregon and northern California. These work stoppages were resolved in a manner that management considered generally satisfactory, and did not individually or in the aggregate have a material adverse effect on the Company. Both work stoppages involved all of the major food retailers in those markets. The strike in northern California lasted nine days during the second quarter of 1995, affected 18,000 employees at 208 stores and adversely impacted sales and earnings during that quarter.

     Of Safeway's approximately 100,000 unionized employees, approximately 37,000 are covered by labor contracts in four operating areas which are scheduled to expire at various times in 1996. While Safeway believes that its relationship with its employees is good, there can be no assurance that contracts covering such 37,000 employees, or that labor contracts which come up for renewal after 1996, will be renewed. Failure to renew contracts covering a significant number of employees leading to work stoppages could have an adverse effect on Safeway's results of operations.

     The Company has performance-based compensation plans which cover approximately 7,000 management employees. Performance-based compensation plans set overall bonus levels based upon both operating results and working capital management. Individual bonuses are based on job performance. Certain employees are covered by capital investment bonus plans which measure the performance of capital projects based on operating performance over several years.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     All of the shares of Common Stock being offered hereby are being sold by certain stockholders of the Company described in the following table (the "Selling Stockholders").

     The following table sets forth information regarding the beneficial ownership of Safeway's outstanding Common Stock as of December 15, 1995, assuming the exercise of all options exercisable on, or within 60 days of, such date, and as adjusted to give effect to the offerings, for (i) each of Safeway's directors who is a stockholder, (ii) each of the Selling Stockholders, (iii) the Company's Chief Executive Officer, (iv) each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 1994, (v) all executive officers and directors of Safeway as a group and (vi) each person believed by Safeway to own beneficially more than 5% of its outstanding shares of Common Stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. The address of KKR Associates, a New York limited partnership ("KKR Associates"), SSI Equity Associates and SSI Partners, L.P. is 9 West 57th Street, New York, New York 10019.

                                       BEFORE OFFERINGS                                AFTER OFFERINGS
                                  ---------------------------                    ---------------------------
                                   NUMBER OF                      NUMBER OF       NUMBER OF
                                   SHARES(1)    PERCENTAGE(1)   SHARES OFFERED    SHARES(1)    PERCENTAGE(1)
                                  -----------   -------------   --------------   -----------   -------------
KKR Associates(2)...............  130,000,000        61.0%        16,250,000     113,750,000        53.3%
  James H. Greene, Jr.(3).......       24,000       *                                 24,000       *
  Henry R. Kravis(4)............           --                                             --
  Robert I. MacDonnell(5).......           --                                             --
  George R. Roberts(6)..........           --                                             --
  Michael T. Tokarz.............       10,000       *                                 10,000       *
SSI Equity Associates(7)........   27,856,000        11.6          1,716,696      24,374,000        10.3
Sam Ginn(8).....................       68,748       *                                 68,748       *
Paul Hazen(8)...................       68,748       *                                 68,748       *
Peter A. Magowan(9).............    2,731,940         1.3            200,000       2,531,940         1.2
Steven A. Burd(9)...............      927,610       *                                927,610       *
Kenneth W. Oder(9)..............      605,560       *                                605,560       *
E. Richard Jones(9)(10).........    1,050,372       *                              1,050,372       *
Julian C. Day(9)................      177,732       *                                177,732       *
Frithjof J. Dale(9).............      473,444       *                                473,444       *
All executive officers and
  directors as a group (17
  persons, excluding Messrs.
  Greene, Kravis, Roberts,
  MacDonnell and Tokarz)(9).....    7,010,922         3.2            200,000       6,810,922         3.1

---------------
  *  Less than 1%

 (1) For purposes of this table, a person or a group of persons is deemed to have "beneficial ownership" as of a given date of any shares which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (2) The 130,000,000 shares are owned of record by two limited partnerships (the "Common Stock Partnerships"), the sole general partner of each of which is KKR Associates. KKR Associates, in its capacity as general partner, may be deemed to beneficially own such shares. Messrs. Greene, Kravis, MacDonnell, Roberts, Tokarz, Saul A. Fox, Edward A. Gihuly, Perry Golkin, Michael W. Michelson, Paul E. Raether, Clifton S. Robbins and Scott Stuart, as general partners of KKR Associates, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Associates, but disclaim any such beneficial ownership. Messrs. Greene, Kravis, MacDonnell, Roberts and Tokarz are members of Safeway's Board of Directors.

 (3) Represents shares owned jointly by Mr. Greene and his wife. Does not include 10,000 shares owned by Mrs. Greene, as to which Mr. Greene disclaims any beneficial ownership. Does not include 6,000 shares held in trust by Mrs. Greene for the benefit of their children, as to which Mr. Greene disclaims any beneficial ownership.

 (4) Does not include 400,000 shares held by Mr. Kravis as a trustee of an irrevocable trust created by Mr. Roberts for the benefit of his children (the "Roberts Trust"). As co-trustee, Mr. Kravis shares the authority to vote and dispose of the shares, but has no economic interest in such shares.

 (5) Does not include 60,000 shares held in an irrevocable trust created by Mr. MacDonnell for the benefit of his children (the "MacDonnell Trust") with respect to which Mr. MacDonnell disclaims any beneficial ownership.

 (6) Does not include 60,000 shares held by Mr. Roberts as a trustee of the MacDonnell Trust. As co-trustee, Mr. Roberts shares the authority to vote and to dispose of the shares, but has no economic interest in such shares. Does not include 400,000 shares held in the Roberts Trust with respect to which Mr. Roberts disclaims any beneficial ownership.

 (7) SSI Equity Associates is a Delaware limited partnership, the sole general partner of which is SSI Partners, L.P., a Delaware limited partnership. SSI Partners, L.P., in its capacity as general partner, may be deemed to own any shares beneficially owned by SSI Equity Associates. Messrs. Kravis, MacDonnell, Raether and Roberts, as general partners of SSI Partners, L.P., may be deemed to share beneficial ownership of any shares beneficially owned by SSI Partners, L.P., but disclaim any such beneficial ownership. Messrs. Kravis, MacDonnell and Roberts are members of Safeway's Board of Directors. All 27,856,000 shares shown as beneficially owned before the offerings represent shares of Common Stock issuable upon exercise of SSI Warrants. In connection with the offerings, the Underwriters will acquire 1,716,696 shares of Common Stock upon the purchase of a portion of the SSI Warrants and exercise thereof. SSI Equity Associates also will transfer to Safeway for cancellation SSI Warrants to purchase 1,765,304 shares of Common Stock, such SSI Warrants representing the pro rata portion of the SSI Warrants that are attributable to the limited partnership interests held by a subsidiary of Safeway. These 3,482,000 shares to be sold or cancelled in connection with the offerings represent 12.5% of the shares issuable upon exercise of the SSI Warrants.

 (8) Includes 47,914 shares issuable upon exercise of stock options.

 (9) Includes shares issuable upon exercise of stock options as follows: Mr. Magowan, 1,346,156; Mr. Burd, 790,000; Mr. Oder, 555,000; Mr. Jones,
     650,000; Mr. Day, 145,000; Mr. Dale, 294,800; and all executive officers and directors as a group, 4,571,904. Does not include shares issuable upon exercise of warrants as follows: Mr. Dale, 30; Mr. Jones, 188; and all executive officers and directors as a group, 776. In connection with the offerings, Mr. Magowan will sell to the Underwriters 200,000 shares issuable upon exercise of a portion of his stock options.

(10) Does not include 12,000 shares owned by Mr. Jones' children to which Mr. Jones disclaims any beneficial ownership.

     Shares sold by the Common Stock Partnerships in the offerings, including shares sold pursuant to any exercise of the over-allotment option, will be sold by each of the Common Stock Partnerships in proportion to the amount of Common Stock owned by them. Following the offerings, the Common Stock Partnerships will hold 113,750,000 shares of Common Stock, which will represent approximately 53.3% of the outstanding Common Stock and 43.1% on a fully diluted basis. As a result of the Common Stock Partnerships' stock ownership of the Company, the Common Stock Partnerships, KKR Associates, and their general partners will continue to be able to exercise effective control over the Company, through their representation on the Board of Directors and by reason of their substantial voting power with respect to the election of directors and actions requiring stockholder approval.

     In connection with the offerings, SSI Equity Associates will sell to the Underwriters SSI Warrants to purchase 1,716,696 shares of Common Stock which will be exercised and sold in the offerings. SSI Equity

Associates also will transfer to Safeway for cancellation SSI Warrants to purchase 1,765,304 shares of Common Stock, such SSI Warrants representing the pro rata portion of the SSI Warrants that are attributable to the limited partnership interests held by a subsidiary of Safeway. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Financial Resources." Following the offerings, SSI Equity Associates will hold SSI Warrants to purchase 24,374,000 shares of Common Stock (of which 12,357,130 shares will be attributable to limited partnership interests held by a subsidiary of Safeway).

     The Company, the Selling Stockholders and certain directors and executive officers of the Company have agreed, with certain exceptions, not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of capital stock of the Company, or any securities convertible into or exercisable or exchangeable for capital stock of the Company, except for the shares to be sold in the offerings and the SSI Warrants to be cancelled, for a period of at least 90 days from the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. If any such consent is given it would not necessarily be preceded or followed by a public announcement thereof.

     The Company, the Common Stock Partnerships, SSI Equity Associates and certain other parties entered into an agreement dated as of November 25, 1986 (the "Registration Agreement"), a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part, pursuant to which the Company agreed to register the offer and sale of shares of Common Stock held by such parties, including the shares of Common Stock offered hereby, under the Securities Act, and such parties and the Company agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act in connection with the sale of the shares pursuant to the Registration Agreement. Pursuant to the Registration Agreement, the Common Stock Partnerships and SSI Equity Associates are required to pay the underwriting discounts and commissions and transfer taxes, if any, associated with the offerings, and the Company is required to pay substantially all expenses directly associated with the offerings, including, without limitation, the cost of registering the shares offered hereby, including applicable registration and filing fees, printing expenses, certain underwriting expenses and applicable expenses for legal counsel and accountants incurred by the Company or the Common Stock Partnerships and SSI Equity Associates.

     In addition, from December 1986 through December 1989, certain other investors, consisting primarily of members of management, purchased and/or acquired options to purchase an aggregate of 19,272,000 shares of Common Stock. Such investors paid, and stock options held by such investors are exercisable primarily at, $1.00 per share. Each such investor entered into a subscription agreement with Safeway, pursuant to which all shares of Common Stock held by such investor are subject to certain restrictions on transfer and certain repurchase rights and obligations under certain circumstances, primarily relating to such investor's termination of employment. The investors have registration rights with respect to shares of Common Stock owned by such investors. Mr. Magowan has exercised his registration rights with respect to 200,000 shares (plus an additional 30,000 shares to be sold in the over-allotment option, if any) of Common Stock issuable upon exercise of stock options. Such shares will be offered on the same terms and conditions applicable to the other Selling Stockholders under the Registration Agreement, including provisions for the payment of fees and expenses associated with the offerings.

     No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options or warrants), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Pursuant to Safeway's Restated Certificate of Incorporation (the "Restated Certificate"), the authorized capital stock of Safeway consists of 300,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. At October 13, 1995, Safeway had outstanding 213,185,948 shares of Common Stock and no outstanding shares of preferred stock. All shares of Common Stock are fully paid and nonassessable. As of October 13, 1995, there were approximately 4,700 holders of record of Common Stock. At the Company's next annual stockholders meeting, the Company intends to submit a proposal to its stockholders to increase its authorized Common Stock to 750,000,000 shares.

COMMON STOCK

     On January 30, 1996, the Company effected a distribution of its Common Stock whereby each holder thereof received one additional share of Common Stock for each share owned as of January 16, 1996.

     Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is required for all action to be taken by stockholders. In the event of a liquidation, dissolution or winding-up of Safeway, the holders of Common Stock are entitled to share equally and ratably in the assets of Safeway, if any, remaining after the payment of all debts and liabilities of Safeway and the liquidation preference of any outstanding preferred stock. The Common Stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

     The Restated Certificate provides for a classified Board of Directors consisting of three classes as nearly equal in size as practicable. Each class will hold office until the third annual meeting for election of directors following the election of such class.

     Safeway's By-laws provide for additional notice requirements for stockholder nominations and proposals at annual or special meetings of Safeway. At annual meetings, stockholders may submit nominations for directors or other proposals only upon written notice to Safeway at least 50 days prior to the annual meeting.

     The Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

PREFERRED STOCK

     The Board of Directors of Safeway is authorized without further stockholder action, to divide any or all shares of the authorized preferred stock into series and to fix and determine the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this Prospectus, the Board of Directors has not authorized any series of preferred stock and there are no plans, agreements or understandings for the issuance of any shares of preferred stock.

DIVIDENDS

     Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued and subject to the dividend restrictions in the Credit Agreement and the indentures relating to the Company's senior and senior subordinated debt securities. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Financial Resources."

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

GENERAL

     The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a holder who is not a United States person or entity (a "Non-U.S. Holder"). For purposes of this discussion, a "Non-U.S. Holder" is any person or entity that is, as to the United States, a foreign corporation, a non-resident alien individual, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership. An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to United States federal tax as if they were United States citizens and residents.

     This discussion does not address all aspects of United States federal income and estate taxes or consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder. Nor does it deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders. Furthermore, this discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder and public administrative and judicial interpretations thereof, all of which are subject to changes which could be applied retroactively. Each prospective purchaser of Common Stock is advised to consult a tax advisor with respect to current and possible future tax consequences of acquiring, holding and disposing of Common Stock.

DIVIDENDS

     The Company does not currently intend to pay cash dividends on shares of Common Stock. See "Dividend Policy." In the event that such dividends are paid on shares of Common Stock, except as described below, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States. If the dividend is effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States, the dividend will be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates and will be exempt from the 30% withholding tax described above (assuming the necessary certification and disclosure requirements are met). Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary), and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed United States Treasury regulations not currently in effect, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to file certain forms and meet other certification requirements.

     A Non-U.S. Holder of Common Stock who is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate, timely claim for refund with the United States Internal Revenue Service (the "Service").

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain recognized on a disposition of a share of Common Stock unless (i) subject to the exception discussed below, the Company is or has been a "United States real property holding corporation" (a "USRPHC") within the meaning of section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period (the "Required Holding Period"), (ii) the gain is effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder and, if a tax treaty applies, attributable to a permanent establishment maintained by the Non-U.S. Holder, (iii) the Non-U.S. Holder is an individual who holds the share of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a "tax home" (as defined for United States federal income tax purposes) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iv) the Non-U.S. Holder is subject to tax pursuant to the Code provisions applicable to certain United States expatriates. If an individual Non-U.S. Holder falls under clause (ii) or (iv) above, he or she will be taxed on his or her net gain derived from the sale under regular United States federal income tax rates. If the individual Non-U.S. Holder falls under clause (iii) above, he or she will be subject to a flat 30% tax on the gain derived from the sale which may be offset by United States capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (ii) above, it will be taxed on its gain under regular graduated United States federal income tax rates and, in addition, will under certain circumstances be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

     A corporation is generally a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The Company believes that it is not currently a USRPHC; however, even if the Company met the test for a USRPHC, a Non-U.S. Holder would generally not be subject to tax, or withholding in respect of such tax, on gain from a sale or other disposition of Common Stock by reason of the Company's USRPHC status if the Common Stock is regularly traded on an established securities market ("regularly traded") during the calendar year in which such sale or disposition occurs, provided that such holder does not own, actually or constructively, Common Stock with a fair market value in excess of 5% of the fair market value of all Common Stock outstanding at any time during the Required Holding Period. The Company believes that the Common Stock will be treated as regularly traded.

     If the Company is or has been a USRPHC within the Required Holding Period, and if a Non-U.S. Holder owns in excess of 5% of the fair market value of Common Stock (as described in the preceding paragraph), such Non-U.S. Holder of Common Stock will be subject to United States federal income tax at regular graduated rates under certain rules ("FIRPTA tax") on gain recognized on a sale or other disposition of such Common Stock. In addition, if the Company is or has been a USRPHC within the Required Holding Period and if the Common Stock were not treated as regularly traded, a Non-U.S. Holder (without regard to its ownership percentage) would be subject to withholding in respect to FIRPTA tax at a rate of 10% of the amount realized on a sale or other disposition of Common Stock in USRPHCs and would be further subject to FIRPTA tax in excess of the amounts withheld. Any amount withheld pursuant to such withholding tax would be creditable against such Non-U.S. Holder's United States federal income tax liability. Non-U.S. Holders are urged to consult their tax advisors concerning the potential applicability of these provisions.

FEDERAL ESTATE TAXES

     Common Stock owned, or treated as owned, by an individual Non-U.S. Holder at the time of his or her death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     The Company must report annually to the Service and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other agreement with the tax authorities in that country.

     Backup withholding of United States federal income tax (which, in general, is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to (a) the payment of dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States or (b) the payment of the proceeds of the sale of Common Stock to or through the foreign office of a broker. In the case of the payment of proceeds from such a sale of Common Stock through a foreign office of a broker that is a United States person or a "U.S. related person," however, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (and has no actual knowledge to the contrary) and certain other requirements are met or the holder otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business. The payment of the proceeds of a sale of shares of Common Stock to or through a United States office of a broker is subject to information reporting and possible backup withholding unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's United States federal income tax liability, provided that the required information is furnished to the Service.

     These information reporting and backup withholding rules are under review by the United States Treasury, and their application to the Common Stock could be changed prospectively by future regulations.

                                  UNDERWRITERS

     Under the terms and subject to the conditions in the Underwriting Agreement dated the date hereof, the U.S. Underwriters named below have severally agreed to purchase, directly or through the exercise of SSI Warrants, and the Selling Stockholders have severally agreed to sell to them, and the International Underwriters named below have severally agreed to purchase, directly or through the exercise of SSI Warrants, and the Selling Stockholders have severally agreed to sell to them, the respective number of shares of the Company's Common Stock set forth opposite the names of such Underwriters below:

                                                                                 NUMBER
                                      NAME                                     OF SHARES
    -------------------------------------------------------------------------  ----------
    U.S. Underwriters:
      Morgan Stanley & Co. Incorporated......................................
      Dillon, Read & Co. Inc. ...............................................
      Goldman, Sachs & Co. ..................................................
      Merrill Lynch, Pierce, Fenner & Smith Incorporated.....................
      Salomon Brothers Inc ..................................................
      Smith Barney Inc. .....................................................
                                                                                ---------
              Subtotal.......................................................  14,533,357
                                                                                ---------
    International Underwriters:
      Morgan Stanley & Co. International Limited.............................
      Dillon, Read & Co. Inc. ...............................................
      Goldman Sachs International............................................
      Merrill Lynch International Limited....................................
      Salomon Brothers International Limited.................................
      Smith Barney Inc. .....................................................
                                                                                ---------
              Subtotal.......................................................   3,633,339
                                                                                ---------
              Total..........................................................  18,166,696
                                                                                =========

     The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters." The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock (directly or through the purchase and exercise of SSI Warrants) offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken. With respect to shares of Common Stock obtained upon the purchase and exercise of SSI Warrants, the Underwriters will remit the exercise price of the SSI Warrants to the Company.

     Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions, (i) it is not purchasing any U.S. Shares (as defined below) for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute any prospectus relating to the U.S. Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions, (i) it is not purchasing any International Shares (as defined below) for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute any prospectus relating to the International Shares within the United States or Canada or to any United States or Canadian Person. With respect to Dillon, Read & Co. Inc. and Smith Barney Inc., the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter shall apply only to shares of Common Stock purchased by it in its capacity as a U.S. Underwriter, (ii) made by it in its capacity as an International Underwriter shall apply only to shares of Common Stock purchased by it in its capacity as an International Underwriter and (iii) shall not restrict its ability to distribute any prospectus relating to the shares of Common Stock to any person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters are referred to herein as the U.S. Shares and the International Shares, respectively.

     Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price and currency of any shares sold shall be the Price to Public set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

     Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice stating in substance that, by purchasing such Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Common Stock in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such Common Stock a notice to the foregoing effect.

     Each International Underwriter has agreed that: (i) it has not offered or sold and will not offer or sell any shares of Common Stock to persons in the United Kingdom (the "U.K.") except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the U.K. within the meaning of the Public Offers of Securities Regulation 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the U.K.; and (iii) it has only issued or passed on, and will only issue or pass on, in the U.K. any document received by it in connection with the issue of the Common Stock, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisement) (Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.

     The Underwriters propose to offer part of the Common Stock directly to the public at the Price to Public set forth on the cover page hereof and part to certain dealers at a price which represents a concession not in excess of
$          per share under the public offering price. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $          a
share to other Underwriters or to certain dealers.

     Pursuant to the Underwriting Agreement, the Selling Stockholders have granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 2,725,004 additional shares of Common Stock at the Price to Public set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of U.S. Shares offered hereby.

     The SSI Warrants being purchased by the several Underwriters from SSI Equity Associates will be purchased at a price per underlying share equal to the Price to Public less the exercise price of each such SSI Warrant and the underwriting discount per underlying share. The Underwriters will immediately exercise such SSI Warrants by paying the Company the aggregate exercise price of the SSI Warrants, and will include in the offering the 1,716,696 shares of Common Stock issuable as a result of such exercise.

     The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     The Company, the Selling Stockholders and certain directors and executive officers of the Company have agreed in the Underwriting Agreement, with certain exceptions, not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for any capital stock of the Company, except for the shares to be sold in the offerings and the SSI Warrants to be cancelled, for a period of at least 90 days from the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the several Underwriters. If any such consent is given it would not necessarily be preceded or followed by a public announcement thereof.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for Safeway and the Selling Stockholders by Latham & Watkins, San Francisco, California. Certain partners of Latham & Watkins, members of their families, related persons and others own, or through limited partnerships have an indirect interest in, less than 1% of the Common Stock. Such persons do not have the power to vote or dispose of shares which are indirectly held, some of which shares will be sold in the offerings. Certain legal matters in connection with the offerings will be passed upon for the U.S. Underwriters and the International Underwriters by Brown & Wood, San Francisco, California.

                                    EXPERTS

     Safeway's consolidated financial statements as of December 31, 1994 and January 1, 1994 and for each of the three fiscal years in the period ended December 31, 1994 included herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in Safeway's methods of accounting during the fiscal year ended January 2, 1993), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed with the Commission by the Company are hereby incorporated by reference in this Prospectus:

     (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

     (2) Quarterly Report on Form 10-Q for the fiscal quarter ended March 25, 1995.

     (3) Quarterly Report on Form 10-Q for the fiscal quarter ended June 17,
         1995.

     (4) Quarterly Report on Form 10-Q for the fiscal quarter ended September 9, 1995.

     (5) 1995 Proxy Statement.

     (6) Current Reports on Form 8-K dated March 29, 1995, May 22, 1995 and January 25, 1996.

     (7) Description of Safeway's Common Stock contained in Safeway's Registration Statement on Form 8-A filed with the Commission on February 20, 1990, including the amendment on Form 8 dated March 26, 1990.

     All documents filed by Safeway pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offerings made hereby, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of the Prospectus under
Section 10(a) of the Securities Act will also be provided without charge to each such person, upon written or oral request. Requests should be directed to Safeway Inc., Attention: Investor Relations Department, Safeway Inc., Fourth and Jackson Streets, Oakland, California 94660, telephone number (510) 891-3790.

                                      INDEX

                                                                            PAGE
                                                                            ----
Condensed Consolidated Balance Sheets as of September 9, 1995 and
  December 31, 1994                                                          F-2

Condensed Consolidated Statements of Income for the 12 and 36 weeks
  ended September 9, 1995 and September 10, 1994                             F-4

Condensed Consolidated Statements of Cash Flows for the 36 weeks
  ended September 9, 1995 and September 10, 1994                             F-5

Notes to the Condensed Consolidated Financial Statements                     F-6

Independent Auditors' Report                                                F-10

Consolidated Statements of Income for fiscal years 1994 and 1993            F-11

Consolidated Balance Sheets as of year-end 1994 and 1993                    F-12

Consolidated Statements of Cash Flows for fiscal years 1994, 1993 and
  1992                                                                      F-14
Consolidated Statements of Stockholders' Equity for fiscal years 1994,
  1993 and 1992                                                             F-16

Notes to the Consolidated Financial Statements                              F-17

                          SAFEWAY INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (In millions)
                                   (Unaudited)

                                                         September 9,   December 31,
                                                             1995           1994
                                                         ------------   ------------
ASSETS

Current assets:
  Cash and equivalents                                    $     48.7     $     60.7
  Receivables                                                  169.4          147.9
  Merchandise inventories                                    1,107.0        1,136.0
  Prepaid expenses and other current assets                    104.7           93.0
                                                          ----------     ----------

  Total current assets                                       1,429.8        1,437.6
                                                          ----------     ----------


Property                                                     4,575.8        4,375.3
  Less accumulated depreciation
    and amortization                                         2,042.8        1,868.9
                                                          ----------     ----------
  Property, net                                              2,533.0        2,506.4

Goodwill, net of amortization of $103.3
   and $95.0, respectively                                     327.8          331.1
Prepaid pension costs                                          321.3          319.6
Investments in unconsolidated affiliates                       326.2          329.3
Other assets                                                    94.6           98.1
                                                          ----------     ----------


Total assets                                              $  5,032.7     $  5,022.1
                                                          ==========     ==========


(Continued)

                          SAFEWAY INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)
                     (In millions, except per-share amounts)
                                   (Unaudited)

                                                        September 9,   December 31,
                                                            1995           1994
                                                        ------------   ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of notes
    and debentures                                       $    145.9     $    152.5
  Current obligations under capital leases                     19.4           19.3
  Accounts payable                                            922.2        1,012.1
  Accrued salaries and wages                                  214.7          223.6
  Other accrued liabilities                                   497.4          416.1
                                                         ----------     ----------

  Total current liabilities                                 1,799.6        1,823.6
                                                         ----------     ----------
Long-term debt:
  Notes and debentures                                      1,767.6        1,849.5
  Obligations under capital leases                            172.7          174.8
                                                         ----------     ----------

  Total long-term debt                                      1,940.3        2,024.3

Deferred income taxes                                         125.5          128.3
Accrued claims and other liabilities                          408.9          402.1
                                                         ----------     ----------

Total liabilities                                           4,274.3        4,378.3
                                                         ----------     ----------

Stockholders' equity:
  Common stock:  par value $0.01 per share;
     300 shares authorized; 212.7 and 209.6
     shares outstanding, respectively                           2.1            2.1
  Additional paid-in capital                                  675.0          654.5
  Unexercised warrants purchased:  8.9 shares                (113.2)        --
  Retained earnings (accumulated deficit)                     172.5          (41.9)
  Cumulative translation adjustments                           22.0           29.1
                                                         ----------     ----------

  Total stockholders' equity                                  758.4          643.8
                                                         ----------     ----------

Total liabilities and stockholders' equity               $  5,032.7     $  5,022.1
                                                         ==========     ==========


     See accompanying notes to condensed consolidated financial statements.

                          SAFEWAY INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (In millions, except per-share amounts)
                                   (Unaudited)

                                                                     12 Weeks Ended                36 Weeks Ended
                                                                -------------------------    ----------------------------
                                                                 Sept. 9,      Sept. 10,       Sept. 9,       Sept. 10,
                                                                   1995           1994           1995            1994
                                                                ----------     ----------    ------------    ------------
Sales                                                           $  3,845.5     $  3,631.8    $   11,231.2    $   10,736.3
Cost of goods sold                                                (2,796.4)      (2,640.7)       (8,179.1)       (7,821.5)
                                                                ----------     ----------    ------------    ------------

     Gross profit                                                  1,049.1          991.1         3,052.1         2,914.8

Operating and administrative expenses                               (872.7)        (842.6)       (2,556.6)       (2,502.2)
                                                                ----------     ----------    ------------    ------------

     Operating profit                                                176.4          148.5           495.5           412.6

Interest expense                                                     (44.6)         (48.1)         (141.3)         (156.6)
Equity in earnings of unconsolidated affiliates                        9.4            4.4            17.2            22.8
Other income, net                                                      0.4            2.0             1.5             4.9
                                                                ----------     ----------    ------------    ------------

     Income before income taxes and extraordinary loss               141.6          106.8           372.9           283.7

Income taxes                                                         (57.9)         (43.1)         (158.5)         (119.2)
                                                                ----------     ----------    ------------    ------------

     Income before extraordinary loss                                 83.7           63.7           214.4           164.5

Extraordinary loss related to early
   retirement of debt, net of income tax
   benefit of $1.7 and $6.5, respectively                            --              (2.7)          --              (10.1)
                                                                ----------     ----------    ------------    ------------

      Net income                                                $     83.7     $     61.0    $      214.4    $      154.4
                                                                ==========     ==========    ============    ============

Earnings per common share and common
  share equivalent:
      Primary
           Income before extraordinary loss                     $    0.35      $     0.26    $       0.89    $       0.68
           Extraordinary loss                                       --              (0.01)          --              (0.04)
                                                                ==========     ==========    ============    ============
           Net income                                           $    0.35      $     0.25    $       0.89    $       0.64
                                                                ==========     ==========    ============    ============
      Fully diluted
           Income before extraordinary loss                     $    0.35      $     0.26    $       0.88    $       0.67
           Extraordinary loss                                       --              (0.01)          --              (0.04)
                                                                ==========     ==========    ============    ============
           Net income                                           $    0.35      $     0.25    $       0.88    $       0.63
                                                                ==========     ==========    ============    ============

Weighted average common shares and common
   share equivalents:
       Primary                                                     241.0           244.2           241.1           243.1
                                                                ==========     ==========    ============    ============

       Fully diluted                                               241.6           245.0           242.4           245.0
                                                                ==========     ==========    ============    ============

   See accompanying notes to the condensed consolidated financial statements.

                          SAFEWAY INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In millions)
                                   (Unaudited)

                                                                         36 Weeks Ended
                                                                   ----------------------------
                                                                   September 9,   September 10,
                                                                       1995          1994
                                                                   ------------   -------------
CASH FLOW FROM OPERATIONS:
Net income                                                           $  214.4       $  154.4
Reconciliation to net cash flow from operations:
  Extraordinary loss related to early retirement of debt,
    before income tax benefit                                          --               16.6
  Depreciation and amortization                                         227.7          225.5
  LIFO expense                                                            6.9            6.9
  Equity in undistributed earnings of unconsolidated affiliates         (17.2)         (22.8)
  Other                                                                  40.6           40.3
  Changes in working capital items:
    Receivables and prepaids                                            (31.9)          (7.1)
    Inventories at FIFO cost                                             34.1           50.1
    Payables and accruals                                               (17.5)          84.3
                                                                     --------       --------
      Net cash flow from operations                                     457.1          548.2
                                                                     --------       --------

CASH FLOW FROM INVESTING ACTIVITIES:
Cash paid for property additions                                       (253.2)        (181.6)
Proceeds from sale of property                                           25.2           27.6
Other                                                                   (19.8)         (27.0)
                                                                     --------       --------
     Net cash flow used by investing activities                        (247.8)        (181.0)
                                                                     --------       --------

CASH FLOW FROM FINANCING ACTIVITIES:
Additions to short-term borrowings                                       98.2           93.9
Payments on short-term borrowings                                      (112.3)         (43.6)
Additions to long-term borrowings                                       558.9          345.4
Payments on long-term borrowings                                       (660.5)        (821.8)
Premiums paid on early retirement of debt                              --              (12.7)
Net proceeds from exercise of warrants and stock options                  8.2           10.5
Purchase of unexercised warrants                                       (113.2)        --
Other                                                                    (0.6)           1.1
                                                                     --------       --------
    Net cash flow used by financing activities                         (221.3)        (427.2)
                                                                     --------       --------

Decrease in cash and equivalents                                        (12.0)         (60.0)

CASH AND EQUIVALENTS:
    Beginning of period                                                  60.7          118.4
                                                                     --------       --------
    End of period                                                    $   48.7       $   58.4
                                                                     ========       ========

     See accompanying notes to condensed consolidated financial statements.

NOTE A - BASIS OF PRESENTATION

Stock Split. On January 3, 1996, Safeway's Board of Directors authorized a two-for-one split of the Company's common stock. The stock split was effected by a distribution on January 30, 1996, of one additional share for each share owned by stockholders of record on January 16, 1996. Share and per-share amounts presented in the condensed consolidated financial statements and related notes have been restated to reflect the stock split.

The accompanying condensed consolidated financial statements of Safeway Inc. and subsidiaries ("Safeway" or the "Company") for the 12 and 36 weeks ended September 9, 1995 and September 10, 1994 are unaudited and, in the opinion of management, contain all adjustments that are of a normal and recurring nature necessary to present fairly the financial position and results of operations for such periods. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes contained in this Prospectus. The results of operations for the 12 and 36 weeks ended September 9, 1995 are not necessarily indicative of the results expected for the full year.


NOTE B - INVENTORY

Net income reflects the application of the LIFO method of valuing certain domestic inventories, based upon estimated annual inflation ("LIFO Indices"). LIFO expense was $2.3 million in the third quarters of both 1995 and 1994 and was $6.9 million for the first 36 weeks of both 1995 and 1994. Actual LIFO Indices are calculated during the fourth quarter of the year based upon a statistical sampling of inventories.


NOTE C - INVESTMENTS IN AFFILIATES

Investments in affiliates consist of a 35% interest in The Vons Companies, Inc. ("Vons") which operates 326 supermarkets located mostly in southern California, and a 49% interest in Casa Ley, S.A. de C.V. which operates 71 food and general merchandise stores in western Mexico. Safeway records income from its equity investments on a one-quarter delay basis.

Since the December 1994 devaluation of the peso, Mexico has experienced economic difficulties, including very high interest rates. Interest rates and inflation have moderated in recent months, and Safeway's share of Casa Ley's earnings for the third quarter of 1995 increased to $4.6 million from $3.1 million in the comparable period of 1994. For the 36 weeks ended September 9, 1995, Safeway's share of Casa Ley's earnings fell to $5.0 million from $12.4 million in 1994.

The Company's recorded investment in Vons at September 9, 1995 was $249.1 million, including unamortized goodwill of $46.0 million that is being amortized over a 40 year life. Income from Safeway's equity investment in Vons was $4.8 million for the third quarter of 1995 compared to $1.3 million in the third quarter of 1994. For the 36 weeks ended September 9, 1995 Safeway's share of Vons earnings was $12.2 compared to $10.4 in 1994.

Based on the September 8, 1995 closing price for Vons common stock as quoted on the New York Stock Exchange, the Company's 15.1 million shares of Vons common stock had an aggregate market value of $353.6 million.

Summarized financial information derived from Vons' financial reports to the Securities and Exchange Commission is as follows (in millions):

                                                  June 18,           January 1,
FINANCIAL POSITION                                  1995                1995
------------------                                  ----                ----
Current assets                                    $  413.0            $  467.8
Property and equipment, net                        1,194.7             1,203.0
Other assets                                         548.4               551.2
                                                  --------            --------

  Total assets                                    $2,156.1            $2,222.0
                                                  ========            ========

Current liabilities                               $  519.5            $  563.9
Long-term obligations                              1,053.8             1,105.7
Shareholders' equity                                 582.8               552.4
                                                  --------            --------

  Total liabilities and shareholders' equity      $2,156.1            $2,222.0
                                                  ========            ========


                                                        12 Weeks Ended                     36 Weeks Ended
                                                  ---------------------------         --------------------------
                                                  June 18,           June 19,          June 18,         June 19,
RESULTS OF OPERATIONS                               1995               1994              1995             1994
---------------------                               ----               ----              ----             ----
Sales                                             $ 1,139.5         $ 1,160.2         $ 3,458.2        $ 3,474.7
Cost of sales and other expenses                   (1,125.0)         (1,155.7)         (3,420.6)        (3,442.3)
                                                  ---------         ---------         ---------        ---------

Net income                                        $    14.5         $     4.5         $    37.6        $    32.4
                                                  =========         =========         =========        =========

NOTE D - FINANCING

Notes and debentures were composed of the following at September 9, 1995 and December 31, 1994 (in millions):

                                                September 9, 1995              December 31, 1994
                                             -----------------------        ------------------------
                                             Long-term       Current        Long-term        Current
                                             ---------       -------        ---------        -------
Credit Agreement, unsecured                   $  295.4
Bank Credit Agreement, secured                     -                        $   135.0
Working Capital Credit Agreement,
    secured                                        -                            196.8
9.30% Senior Secured Debentures due 2007          70.7                           70.7
10% Senior Notes due 2002, unsecured              59.1                           59.1
10% Senior Subordinated Notes due 2001,
    unsecured                                    241.4                          241.4
9.875% Senior Subordinated Debentures
    due 2007, unsecured                          110.0                          110.0
9.65% Senior Subordinated Debentures
    due 2004, unsecured                          228.2                          228.2
9.35% Senior Subordinated Notes due
    1999, unsecured                              172.5                          172.5
Mortgage notes payable, secured                  399.2       $  49.3            426.7        $  51.3
Other notes payable, unsecured                   191.1          26.7            209.1           13.3
Other bank borrowings, unsecured                  -             69.9            -               87.9
                                              --------       -------        ---------        -------
                                              $1,767.6       $ 145.9        $ 1,849.5        $ 152.5
                                              ========       =======        =========        =======

Note B to the Company's consolidated financial statements on pages F-11 through F-29 and the information appearing under the caption "Terms of Outstanding Indebtedness" in Item 1 of the Company's 1994 Form 10-K describe all of the material restrictive covenants of the Company's senior subordinated notes and debentures.

CREDIT AGREEMENT

On May 24, 1995, Safeway entered into a new unsecured bank credit agreement (the "Credit Agreement") that is less restrictive than Safeway's previous bank agreement, extends the maturity date and provides lower borrowing costs. The Credit Agreement matures in 2000 and has two one-year extension options. Safeway may borrow up to $1.15 billion under the Credit Agreement, including up to $400 million in Canada. In connection with obtaining the new Credit Agreement, all collateral securing the Company's senior subordinated notes and debentures was released.

U.S. borrowings under the Credit Agreement carry interest at one of the following rates selected by the Company: (i) the prime rate; (ii) the rate at which Eurodollar deposits are offered to first-class banks by the lenders in the Credit Agreement plus a pricing margin based on the Company's debt rating or interest coverage ratio (the "Pricing Margin"); or (iii) rates quoted at the discretion of the lenders. Canadian borrowings denominated in U.S. dollars carry interest at one of the following rates selected by the Company: (i) the Canadian base rate; or (ii) the Canadian Eurodollar rate plus the Pricing Margin. Canadian borrowings denominated in Canadian dollars carry interest at the Canadian prime rate.

The Credit Agreement sets certain restrictions on payments by the Company (i) of dividends on any class of stock; (ii) to acquire shares of any class of stock of the Company; or (iii) to acquire certain outstanding warrants or any options or other rights to acquire shares of any class of stock of the Company, other than those held by certain Company officers and employees.

Other provisions of the Credit Agreement limit certain acts of the Company and require the Company to meet certain financial tests which pertain to its ability to generate adequate cash to meet required payments.

NOTE E - CONTINGENCIES

LEGAL MATTERS

Note H to the Company's consolidated financial statements, under the caption "Legal Matters" on F-26, provides information on certain claims and litigation in which the Company is involved.

In February 1988, the Company sold its Kansas City Division to a company formed by Morgan, Lewis, Githen & Ahn Fund I ("Morgan Lewis") and financed principally by the Prudential Insurance Company of America ("Prudential") and its affiliate, PruCo Insurance Company ("PruCo"). In January 1993, the buyer (Food Barn Stores, Inc.) filed a voluntary petition under Chapter 11 of the U. S. Bankruptcy Code, and the plan of reorganization was confirmed in July 1994. In January 1995, Food Barn filed suit against the Company and others in the U. S. Bankruptcy Court for the Western District of Missouri. In its complaint, Food Barn alleges that (i) the 1988 transaction was a fraudulent conveyance under New York law, and (ii) the Company defrauded Food Barn and fraudulently induced it to enter into the February 1988 transaction. Food Barn seeks compensatory damages estimated to approximate $293 million plus interest, and $100 million in punitive damages. In April 1995, the Company filed motions to dismiss, and for summary judgment on, Food Barn's claims, and in August 1995 the Bankruptcy Court denied the motions. In September 1995, the Company filed its answer and counterclaims, denying the operative allegations of the complaint, asserting numerous defenses, and alleging that any losses sustained by Food Barn were the result of actions and omissions of Morgan Lewis and its principals, Prudential and PruCo. Safeway believes that it has numerous meritorious defenses, and intends to defend itself vigorously, in this case.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
  Safeway Inc.:

         We have audited the accompanying consolidated balance sheets of Safeway Inc. and subsidiaries as of December 31, 1994 and January 1, 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Safeway Inc. and subsidiaries at December 31, 1994 and January 1, 1994, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

         As discussed in Note A to the consolidated financial statements, during the fiscal year ended January 2, 1993, the Company changed its methods of accounting for postretirement and postemployment benefits, and an unconsolidated equity method affiliate of the Company changed its methods of accounting for postretirement benefits and income taxes.

DELOITTE & TOUCHE LLP

Oakland, California
February 20, 1995 (January 30, 1996 as to the effects of the stock split described in Note A)

                                               Consolidated STATEMENTS OF INCOME

                                                   SAFEWAY INC. AND SUBSIDIARIES

---------------------------------------------------------------------------------------------------------------------
                                                                      52 WEEKS          52 WEEKS          53 WEEKS
(In millions, except per-share amounts)                                 1994              1993              1992
---------------------------------------------------------------------------------------------------------------------
Sales                                                                $ 15,626.6        $ 15,214.5        $ 15,151.9
Cost of goods sold ...............................................    (11,376.6)        (11,131.1)        (11,045.5)
                                                                     ----------------------------------------------
   Gross profit                                                         4,250.0           4,083.4           4,106.4
Operating and administrative expenses ............................     (3,637.9)         (3,641.9)         (3,664.8)
                                                                     ----------------------------------------------
   Operating profit                                                       612.1             441.5             441.6
Interest expense                                                         (221.7)           (265.5)           (290.4)
Equity in earnings of unconsolidated affiliates                            27.3              33.5              39.1
Other income, net ................................................          6.4               6.8               7.1
                                                                     ----------------------------------------------
   Income before income taxes, extraordinary loss and
     cumulative effect of accounting changes                              424.1             216.3             197.4
Income taxes .....................................................       (173.9)            (93.0)            (99.0)
                                                                     ----------------------------------------------
   Income before extraordinary loss and cumulative effect of
     accounting changes                                                   250.2             123.3              98.4
Extraordinary loss related to early retirement of debt, net of
     income tax benefit of $6.7 and $17.1                                 (10.5)             --               (27.8)
Cumulative effect of accounting changes, net of
   income tax benefit of $12.0 ...................................         --                --               (27.1)
                                                                     ----------------------------------------------
     Net income ..................................................   $    239.7        $    123.3        $     43.5
                                                                     ==============================================
Earnings per common share and common share equivalent:
   Primary
     Income before extraordinary loss and cumulative effect
       of accounting changes                                         $     1.02        $     0.51        $     0.41
     Extraordinary loss                                                   (0.04)             --               (0.12)
     Cumulative effect of accounting changes .....................         --                --               (0.11)

                                                                     ----------------------------------------------
       Net income ................................................   $     0.98        $     0.51        $     0.18
                                                                     ==============================================
   Fully diluted
     Income before extraordinary loss and cumulative effect
       of accounting changes                                         $     1.01        $     0.50        $     0.41
     Extraordinary loss                                                   (0.04)             --               (0.12)
     Cumulative effect of accounting changes .....................         --                --               (0.11)
                                                                     ----------------------------------------------
       Net income ................................................   $     0.97        $     0.50        $     0.18
                                                                     ==============================================
Weighted average common shares and
   common share equivalents:
     Primary                                                              244.1             242.1             237.9
     Fully diluted                                                        247.1             246.9             238.0


See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

SAFEWAY INC. AND SUBSIDIARIES


------------------------------------------------------------------------------------------
                                                                   YEAR-END       YEAR-END
(In millions, except per-share amounts)                              1994           1993
------------------------------------------------------------------------------------------
Assets
Current assets:
   Cash and equivalents                                            $   60.7       $  118.4
   Receivables                                                        147.9          119.5
   Merchandise inventories, net of LIFO
     reserve of $64.8 and $62.1                                     1,136.0        1,128.1
   Prepaid expenses and other current assets ...................       93.0           98.0
                                                                   -----------------------

   Total current assets ........................................    1,437.6        1,464.0
                                                                   -----------------------

Property:
   Land                                                               408.9          384.7
   Buildings                                                        1,095.0        1,009.6
   Leasehold improvements                                             814.5          791.5
   Fixtures and equipment                                           1,765.2        1,711.1
   Property under capital leases ...............................      291.7          310.4
                                                                   -----------------------
                                                                    4,375.3        4,207.3

   Less accumulated depreciation and amortization ..............    1,868.9        1,647.2
                                                                   -----------------------
   Total property, net                                              2,506.4        2,560.1
Goodwill, net of accumulated amortization of $95.0 and $86.2          331.1          347.6
Prepaid pension costs                                                 319.6          307.1
Investments in unconsolidated affiliates                              329.3          303.4
Other assets ...................................................       98.1           92.5
                                                                   -----------------------

Total assets ...................................................   $5,022.1       $5,074.7
                                                                   =======================

---------------------------------------------------------------------------------
                                                         YEAR-END        YEAR-END
                                                           1994            1993
---------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Current liabilities:
   Current maturities of notes and debentures            $  152.5        $  188.6
   Current obligations under capital leases                  19.3            19.3
   Accounts payable                                       1,012.1           880.5
   Accrued salaries and wages                               223.6           216.3
   Other accrued liabilities .........................      416.1           369.1
                                                         ------------------------
   Total current liabilities .........................    1,823.6         1,673.8
                                                         ------------------------
Long-term debt:
   Notes and debentures                                   1,849.5         2,287.7
   Obligations under capital leases ..................      174.8           193.6
                                                         ------------------------
   Total long-term debt                                   2,024.3         2,481.3
Deferred income taxes                                       128.3           145.5
Accrued claims and other liabilities .................      402.1           391.2
                                                         ------------------------
Total liabilities ....................................    4,378.3         4,691.8
                                                         ------------------------
Commitments and contingencies
Stockholders' equity:
   Common stock: par value $.01 per share;
     300 shares authorized; 209.6 and 203.0 shares
     outstanding                                              2.1             2.0
   Additional paid-in capital                               654.5           623.5
   Cumulative translation adjustments                        29.1            39.0
   Accumulated deficit ...............................      (41.9)         (281.6)
                                                         ------------------------
   Total stockholders' equity ........................      643.8           382.9
                                                         ------------------------
Total liabilities and stockholders' equity ...........   $5,022.1        $5,074.7
                                                         ========================


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
SAFEWAY INC. AND SUBSIDIARIES

---------------------------------------------------------------------------------------------------------------
                                                                          52 WEEKS       52 WEEKS      53 WEEKS
(In millions)                                                               1994           1993          1992
---------------------------------------------------------------------------------------------------------------
Cash Flow From Operations
Net income                                                                  $239.7        $123.3        $ 43.5
Reconciliation to net cash flow from operations:
   Extraordinary loss related to early retirement of debt,
     before income tax benefit                                                17.2          --            44.9
   Cumulative effect of accounting changes, before income tax benefit         --            --            39.1
   Depreciation and amortization                                             326.4         330.2         320.3
   Amortization of deferred finance costs                                      3.0           3.8           4.0
   Deferred income taxes                                                     (12.9)        (35.8)         17.5
   LIFO expense (income)                                                       2.7          (1.5)         (0.4)
   Equity in earnings of unconsolidated affiliates                           (27.3)        (33.5)        (39.1)
   Net pension (income) expense                                               (1.4)          0.4          (4.6)
   Pension contributions                                                     (11.5)         (1.2)         --
   Increase (decrease) in accrued claims and other liabilities                (5.7)         29.3           8.2
   Loss (gain) on property retirements                                        56.3          (2.9)         48.9
   Changes in working capital items:
     Receivables                                                             (24.5)         15.4           9.3
     Inventories at FIFO cost                                                (31.8)         61.6          10.2
     Prepaid expenses and other current assets                                 3.6          (9.4)        (12.5)
     Payables and accruals                                                   165.2          95.6          21.0
     Income taxes .......................................................     54.3          24.1          (1.8)
                                                                            ----------------------------------
       Net cash flow from operations ....................................    753.3         599.4         508.5
                                                                            ----------------------------------

Cash Flow From Investing Activities
Cash paid for property additions                                            (339.9)       (245.3)       (483.6)
Proceeds from sale of property                                                36.3          66.7          26.3
Other ...................................................................    (28.0)        (49.3)        (26.9)
                                                                            ----------------------------------
   Net cash flow used by investing activities ...........................   (331.6)       (227.9)       (484.2)
                                                                            ----------------------------------

--------------------------------------------------------------------------------------------------------
                                                                    52 WEEKS      52 WEEKS      53 WEEKS
                                                                      1994          1993          1992
--------------------------------------------------------------------------------------------------------
Cash Flow From Financing Activities
Additions to short-term borrowings                                  $  157.9      $   60.0      $  237.4
Payments on short-term borrowings                                     (108.0)        (44.9)       (280.5)
Additions to long-term borrowings                                      455.7         352.1       1,888.4
Payments on long-term borrowings                                      (986.2)       (732.7)     (1,774.1)
Net proceeds from exercise of warrants and stock options                14.6          10.4           3.5
Premiums paid on early retirement of debt                              (13.2)         --           (35.1)
Other ..........................................................         0.7           1.2         (13.9)
                                                                    ------------------------------------
   Net cash flow from (used by) financing activities ...........      (478.5)       (353.9)         25.7
                                                                    ------------------------------------
Effect of changes in exchange rates on cash ....................        (0.9)          4.2          (7.6)
                                                                    ------------------------------------
Increase (decrease) in cash and equivalents                            (57.7)         21.8          42.4

Cash and Equivalents
Beginning of year ..............................................       118.4          96.6          54.2
                                                                    ------------------------------------
End of year ....................................................    $   60.7      $  118.4      $   96.6
                                                                    ====================================

Other Cash Flow Information
Cash payments during the year for:
   Interest                                                         $  230.1      $  270.2      $  293.5
   Income taxes, net of refunds                                        126.0         100.6          56.4

Noncash Investing And Financing Activities
Tax benefit from stock options exercised                            $   15.6      $    9.6
Mortgage notes assumed in property acquisitions                         11.3           7.5      $    0.4
Capital lease obligations entered into                                   4.5          20.3           5.7
Capital lease assets retired, net of accumulated amortization            2.5           3.1           1.7
Capital lease obligations retired                                        0.8           2.5           0.6

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

SAFEWAY INC. AND SUBSIDIARIES

                                             Common Stock         Additional      Cumulative                            Total
     (In millions)                      ---------------------       Paid-in       Translation      Accumulated      Stockholders'
                                        Shares         Amount       Capital       Adjustments        Deficit           Equity
---------------------------------------------------------------------------------------------------------------------------------
Balance, year-end 1991                   195.5         $  2.0        $600.0          $ 60.8          $(448.4)         $214.4
Options and warrants exercised             2.2           --             3.4            --              --                3.4
Cash received on subscriptions
   receivable                             --             --             0.1            --              --                0.1
Net income                                --             --            --              --              43.5             43.5
Translation adjustments                   --             --            --             (18.3)           --              (18.3)
                                        ------------------------------------------------------------------------------------
Balance, year-end 1992                   197.7            2.0         603.5            42.5          (404.9)           243.1
Options and warrants exercised             5.3           --            19.3            --              --               19.3
Cash received on subscriptions
   receivable                             --             --             0.7            --              --                0.7
Net income                                --             --            --              --             123.3            123.3
Translation adjustments                   --             --            --              (3.5)           --               (3.5)
                                        ------------------------------------------------------------------------------------
Balance, year-end 1993                   203.0            2.0         623.5            39.0          (281.6)           382.9
Options and warrants exercised             6.6            0.1          30.1            --              --               30.2
Stock bonuses                             --             --             0.9            --              --                0.9
Net income                                --             --            --              --             239.7            239.7
Translation adjustments                   --             --            --              (9.9)           --               (9.9)
                                        ------------------------------------------------------------------------------------
Balance, year-end 1994                   209.6         $  2.1        $654.5          $ 29.1          $(41.9)          $643.8
                                        ====================================================================================


See accompanying notes to consolidated financial statements.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       A
                        SIGNIFICANT ACCOUNTING POLICIES

Stock Split

On January 3, 1996, Safeway's Board of Directors authorized a two-for-one split of the Company's common stock. The stock split was effected by a distribution on January 30, 1996, of one additional share for each share owned by stockholders of record on January 16, 1996. Share and per-share amounts presented in the consolidated financial statements and related notes have been restated to reflect the stock split.

Basis of Consolidation

The consolidated financial statements include Safeway Inc., a Delaware corporation, and all majority owned subsidiaries ("Safeway" or the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation. Investments in affiliates which are not majority owned are reported using the equity method.

Fiscal Year

The Company's fiscal year ends on the Saturday nearest December 31. The last three fiscal years consist of the 52-week period ended December 31, 1994, the 52-week period ended January 1, 1994, and the 53-week period ended January 2, 1993.

Translation of Foreign Currencies

Assets and liabilities of the Company's Canadian subsidiaries and Mexican unconsolidated affiliate are translated into U.S. dollars at year-end rates of exchange, and income and expenses are translated at average rates during the year. Cumulative translation adjustments reflecting the effect of the movement in exchange rates during the year are shown net of applicable income taxes as a separate component of stockholders' equity.

Merchandise Inventories

At year-end 1994 and 1993, merchandise inventory of $660 million and $634 million is valued at the lower of cost on a last-in, first-out ("LIFO") basis or market value. Such LIFO inventory had a replacement or current cost of $724 million and $696 million at year-end 1994 and 1993. The remaining inventory is valued at the lower of cost on a first-in, first-out ("FIFO") basis or market value. FIFO cost of inventory approximates replacement or current cost. Inventory on a FIFO basis includes meat and produce in the United States, inventory of U.S. manufacturing operations, and all inventories of the Canadian subsidiaries.

    Application of the LIFO method resulted in a $2.7 million increase in cost of goods sold in 1994, compared to decreases of $1.5 million in 1993 and $0.4 million in 1992. Liquidations of LIFO layers during the three years reported did not have a significant effect on the results of operations.

Property and Depreciation

Property is stated at cost. Depreciation expense on buildings and equipment is computed on the straight-line method using the following lives:

Stores and other buildings              10 - 30 years
Fixtures and equipment                   3 - 15 years


    Property under capital leases is amortized on a straight-line basis over the remaining terms of the leases. Leasehold improvements include buildings constructed on leased land and improvements to leased buildings. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining terms of the lease or the estimated useful lives of the assets.

Goodwill

Goodwill is amortized on a straight-line basis over 40 years. Goodwill amortization was $10.4 million in 1994, $10.6 million in 1993, and $12.7 million in 1992.

Closed Store Expense

Upon the decision to close a store, the Company accrues estimated future losses, if any, which may include lease payments or other costs of holding the facility, net of estimated future income.

Self-insurance

The Company is primarily self-insured for workers' compensation, automobile, and general liability costs. The self-insurance claim liability is determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported. The present value of such claims was accrued using discount rates of 6.5% in 1994 and 5% in 1993. The current portion of the self-insurance claim liability ($77 million and $78 million at year-end 1994 and 1993) is included in other accrued liabilities in the consolidated balance sheets. The noncurrent portion of $186 million and $176 million at year-end 1994 and 1993 is included in accrued claims and other liabilities. Claims payments were $75.3 million in 1994, $83.0 million in 1993 and $85.7 million in 1992. The total undiscounted liability was $304 million and $289 million at year-end 1994 and 1993.

Income Taxes

The Company provides a deferred tax expense or benefit equal to the change in the deferred tax liability during the year in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred income taxes represent tax credit carryforwards and future net tax effects resulting from temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Earnings per Common Share and Common Share Equivalent

Earnings per common share and common share equivalent is calculated by dividing net income by the weighted average number of common shares outstanding during the period plus the dilutive effect of stock options and warrants, as determined by the treasury stock method.

Statement of Cash Flows

Short-term investments with original maturities of less than three months are considered to be cash equivalents. Borrowings with original maturities of less than three months are presented net of related repayments.

Off-Balance Sheet Financial Instruments

The Company has entered into interest rate swap agreements to limit the exposure of its floating interest rate debt to changes in market interest rates. These agreements involve the exchange with a counterparty of fixed and floating rate interest payments periodically over the life of the agreements without exchange of the underlying notional principal amounts. The differential to be paid or received is recognized over the life of the agreements as an adjustment to interest expense. The Company's counterparties are major financial institutions.

Fair Value of Financial Instruments

Generally accepted accounting principles require the disclosure of the fair value of certain financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Safeway estimated the fair values presented below using appropriate valuation methodologies and market information available as of year-end. Considerable judgment is required to develop estimates of fair value, and the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies could have a material effect on the estimated fair values. Additionally, these fair values were estimated as of year-end, and current estimates of fair value may differ significantly from the amounts presented.

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

    Cash and equivalents, accounts receivable, accounts payable and short-term debt -- The carrying amount of these items approximates fair value.
    value.

    Long-term debt -- Market values quoted on the New York Stock Exchange are used to estimate the fair value of publicly traded debt. To estimate the fair value of debt issues that are not quoted on an exchange, the Company uses those interest rates that are currently available to it for issuance of debt with similar terms and remaining maturities. At year-end 1994 and 1993, the carrying value of long-term debt approximated fair value.

    Interest rate swap agreements -- The fair value of interest rate swap agreements is the amount at which they could be settled based on estimates obtained from dealers. At year-end 1994, net unrealized gains on interest rate swap agreements were $5.4 million. Since the Company intends to hold these agreements as hedges for the term of the agreements, the market risk associated with changes in interest rates should not be significant.

Reclassifications

Certain amounts for prior years have been reclassified to conform to the 1994 presentation.

Accounting Changes

In 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires accrual of the expected cost of such benefits during employee service periods, and SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which requires accrual of the expected cost of benefits provided to former or inactive employees after employment but before retirement. Prior to 1992, the Company recognized the cost of providing these benefits as claims were paid. In addition, in 1992 The Vons Companies, Inc. ("Vons"), an unconsolidated affiliate of Safeway, adopted SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 106. The cumulative effect of accounting changes recognized in Safeway's consolidated statements of income as of the beginning of fiscal 1992 was as follows (in millions):

   Postretirement benefits, net of tax benefit of $6.4          $10.5
   Postemployment benefits, net of tax benefit of $1.1            1.8
   Vons' income taxes, net of tax benefit of $3.2                10.6
   Vons' postretirement benefits, net of tax benefit of $1.3      4.2
                                                                -----
                                                                $27.1
                                                                =====

      Except for the cumulative effect of adoption, the impact of these accounting changes on Safeway's 1992 net income was not material.

                                       B
                                   FINANCING

  Notes and debentures were composed of the following at year-end (in millions):

                                                    1994        1993
                                                   ------      ------
   Bank Credit Agreement, secured                  $135.0      $35.0
   Working Capital Credit Agreement,
     secured                                        196.8      340.3

   9.30% Senior Secured Debentures
     due 2007                                        70.7      100.0

   10% Senior Notes due 2002,
     unsecured                                       59.1       74.0

   10% Senior Subordinated Notes
     due 2001, secured                              241.4      300.0

   9.875% Senior Subordinated
     Debentures due 2007, secured                   110.0      150.0

   9.65% Senior Subordinated
     Debentures due 2004, secured                   228.2      300.0

   9.35% Senior Subordinated Notes
     due 1999, secured                              172.5      250.0

   Mortgage notes payable, secured                  478.0      567.3

   Other notes payable, unsecured                   222.4      313.9

   Other bank borrowings, unsecured                  87.9       45.8
                                                 --------   --------
                                                  2,002.0    2,476.3
   Less current maturities                          152.5      188.6
                                                 --------   --------
   Long-term portion                             $1,849.5   $2,287.7
                                                 ========   ========

Bank Credit Agreement and Working Capital Credit Agreement

In 1994, the Bank Credit Agreement and the Working Capital Credit Agreement (together the "Bank Agreements") were amended to (i) permit the purchase of up to $500 million of senior subordinated debt over the life of the Bank Agreements, (ii) extend bank borrowing maturities one year to 1998, (iii) voluntarily reduce bank borrowing capacity by $250 million, and (iv) reduce commitment fees and borrowing costs on bank borrowings. At year-end 1994, the Company had total borrowing capacity under the Bank Agreements of $1.15 billion, of which $694.2 million was unused.

     At year-end 1994, domestic borrowings under the Bank Agreements carried interest at one of the following rates selected by the Company: (i) the prime rate, (ii) a rate based on certificates of deposit rates plus 1%, (iii) the rate at which Eurodollar deposits are offered to first-class banks in the Eurodollar market by the Banks plus 0.50%, or (iv) rates quoted at the discretion of the Banks. Canadian borrowings denominated in U.S. dollars under the Working Capital Credit Agreement carried interest at one of the following rates selected by the
Company: (i) the Canadian base rate or (ii) the Canadian Eurodollar rate plus 0.50%. Canadian borrowings denominated in Canadian dollars carried interest at
(i) the Canadian Bankers' Acceptance rate plus 0.50% or (ii) the Canadian prime rate. The Company paid an annual commitment fee of 0.20% on the unused portion of borrowings available under the Bank Agreements.

     The weighted average interest rate on borrowings under the Bank Credit Agreement was 5.0% during 1994, 4.7% during 1993, and 5.3% during 1992. At year-end 1994, the weighted average interest rate on borrowings under the Bank Credit Agreement was 6.6%. The weighted average interest rate on borrowings under the Working Capital Credit Agreement was 6.0% during 1994, 5.6% during 1993, and 7.4% during 1992. At year-end 1994, the weighted average interest rate on borrowings under the Working Capital Credit Agreement was 6.8%. Amounts due under the Working Capital Credit Agreement consist of Canadian borrowings.

     Indebtedness under the Bank Agreements is secured by the pledge of certain assets of the Company and certain assets and stock of certain subsidiaries, and is also guaranteed by certain subsidiaries. Such subsidiaries own approximately 30% of the Company's stores and approximately 70% of the Company's manufacturing facilities.

Senior Secured Indebtedness

The 9.30% Senior Secured Debentures due 2007 are secured by a Deed of Trust which created a lien on the land, buildings, and equipment owned by Safeway at its distribution center in Tracy, California.

Senior Unsecured Indebtedness

In 1992, the Company filed with the Securities and Exchange Commission a shelf registration statement relating to public offerings of up to $240 million of debt securities. Pursuant to this shelf registration, the Company issued $160 million of medium-term notes during 1993 and 1992. The Company used the proceeds from these notes to finance capital expenditures.

Subordinated Indebtedness

The 10% Senior Subordinated Notes due 2001, 9.875% Senior Subordinated Debentures due 2007, 9.65% Senior Subordinated Debentures due 2004, and 9.35% Senior Subordinated Notes due 1999 (collectively the "Subordinated Securities") are subordinated in right of payment to, among other things, the Company's borrowings under the Bank Agreements, the 9.30% Senior Secured Debentures, the Company's senior unsecured debt, the Company's other secured debt, and mortgage notes payable. The Subordinated Securities are secured by the pledge of certain assets of the Company and stock of certain subsidiaries.

Redemptions

During 1994, Safeway retired $44.2 million of senior debt and $247.9 million of senior subordinated debt. Safeway purchased the long-term debt primarily with proceeds from floating rate bank borrowings. These redemptions will result in estimated annual interest expense savings of approximately $8 million, subject to fluctuations in short-term interest rates. During 1992, the Company redeemed $700 million of high interest rate debt using cash from operations and proceeds from issuing the Subordinated Securities. These redemptions resulted in extraordinary losses of $10.5 million ($0.04 per share) in 1994 and $27.8 million ($0.12 per share) in 1992. The extraordinary losses represent the payment of redemption premiums and the write-off of deferred finance costs, net of the related tax benefits. Depending on market conditions, Safeway may continue to purchase and retire long-term debt.

Restrictive Covenants

The Bank Agreements prohibit payments by the Company of dividends on any class of stock (other than dividends paid through issuance of additional shares of that class of stock) and restrict, among other things, payments by the Company
(i) to acquire shares of any class of stock of the Company, (ii) to retire or repurchase any debt which is subordinate to the Bank Agreements, and (iii) to acquire certain outstanding warrants or any options or other rights to acquire shares of any class of stock of the Company, other than those held by certain Company officers.

     Other provisions of the Bank Agreements limit certain acts of the Company, including the creation of liens, incurring obligations under leases in excess of specified levels, incurring capital expenditures in excess of specified amounts, and entering into certain business activities, investments and guarantees. The Bank Agreements also limit the amount of indebtedness that the Company can incur. The Company is also required to meet certain financial tests which pertain to its ratio of debt to equity and its ability to generate adequate cash to meet required payments.

     The Indentures pursuant to which the 9.30% Senior Secured Debentures, the 10% Senior Notes and the Subordinated Securities were issued restrict, among other things, payments by the Company (i) of dividends on any capital stock (other than dividends paid through issuance of additional shares of that capital stock) and (ii) to acquire shares of any capital stock of the Company (including outstanding warrants, options or other rights to acquire shares of any capital stock of the Company), other than those held by certain Company officers. The Indentures also contain provisions which limit the amount of additional debt that the Company may incur.

Mortgage Notes Payable

Mortgage notes payable at year-end 1994 are secured by properties with a net book value of approximately $550 million, have remaining terms ranging from one to 15 years, and have a weighted average interest rate of 10.0%.

Other Notes Payable

Other notes payable at year-end 1994 have remaining terms ranging from one to 17 years and a weighted average interest rate of 7.9%.

Annual Debt Maturities

As of year-end 1994, annual debt maturities were as follows (in millions):

   1995                                        $  152.5
   1996                                            87.0
   1997                                           159.0
   1998                                           398.9
   1999                                           218.0
   Thereafter                                     986.6
                                               --------
                                               $2,002.0
                                               ========

Letters of Credit

The Company had letters of credit of $335.2 million outstanding at year-end 1994 of which $124.0 million were issued under the Bank Credit Agreement. The letters of credit are maintained primarily to back the Company's self-insurance program and to support performance, payment, deposit, or surety obligations of the Company. The Company pays commitment fees ranging from 0.625% to 0.875% on the outstanding portion of the letters of credit.

                                       C
                               LEASE OBLIGATIONS

A majority of the premises that the Company occupies are leased. The Company had approximately 1,080 leases at year-end 1994, including approximately 210 which are capitalized for financial reporting purposes. Most leases have renewal options, some with terms and conditions similar to the original lease, others with reduced rental rates during the option periods. Certain of these leases contain options to purchase the property at amounts that approximate fair market value.

    As of year-end 1994, future minimum rental payments applicable to non-cancelable capital and operating leases with remaining terms in excess of one year were as follows (in millions):

                                        Capital    Operating
                                        Leases       Leases
                                       ---------  -----------
   1995                                $  40.9    $  130.1
   1996                                   39.0       127.3
   1997                                   35.4       123.6
   1998                                   32.1       119.8
   1999                                   28.6       114.3
   Thereafter                            188.5       943.9
                                       -------    --------
   Total minimum lease payments          364.5    $1,559.0
                                                  ========
   Less amounts representing interest    170.4
                                       -------
   Present value of net minimum
     lease payments                      194.1
   Less current obligations               19.3
                                       -------
   Long-term obligations                $174.8
                                       =======

     Future minimum lease payments under non- cancelable capital and operating lease agreements have not been reduced by minimum sublease rental income of $139.3 million.

     Amortization expense for property under capital leases was $20.6 million in 1994, $22.3 million in 1993 and $23.2 million in 1992. Accumulated amortization of property under capital leases was $150.1 million and $148.1 million at year-end 1994 and 1993.

     The following schedule shows the composition of total rental expense for all operating leases (in millions). In general, contingent rentals are based on individual store sales.

                                         1994       1993        1992
                                      -------    -------     -------
   Property leases:
     Minimum rentals                  $ 126.4    $ 129.6     $ 130.9
     Contingent rentals                   9.8       10.3        10.3
     Less rentals from subleases        (13.7)     (15.1)      (11.1)
                                      -------    -------     -------
                                        122.5      124.8       130.1
   Equipment leases                      20.9       24.0        26.7
                                      -------    -------     -------
                                      $ 143.4    $ 148.8     $ 156.8
                                      =======    =======     =======

                                       D
                                INTEREST EXPENSE

  Interest expense consisted of the following (in millions):

                                            1994        1993         1992
                                          -------     -------      -------
   Bank Agreements                        $  20.5     $  31.9      $  51.5

   9.30% Senior Secured
     Debentures                               8.0         9.3          8.2

   10% Senior Notes                           6.5         7.4          1.2

   10% Senior Subordinated
     Notes                                   26.6        30.0         30.0

   9.875% Senior Subordinated
     Debentures                              12.1        14.8         11.4

   9.65% Senior Subordinated
     Debentures                              24.5        29.0         27.3

   9.35% Senior Subordinated
     Notes                                   19.6        23.4         18.1

   11.75% Senior Subordinated
     Notes                                   --          --            9.7

   12% Subordinated Debentures               --          --            9.1

   Mortgage notes payable                    50.2        58.6         63.9

   Other notes payable                       24.0        28.4         29.7

   Other bank borrowings                      3.0         0.9          1.6

   Obligations under capital
     leases                                  22.2        23.9         25.0

   Amortization of deferred
     finance costs                            3.0         3.8          4.0

   Interest rate swap and collar
     agreements                               4.4         8.3          7.7

   Capitalized interest                      (2.9)       (4.2)        (8.0)
                                          -------     -------      -------

                                          $ 221.7     $ 265.5      $ 290.4
                                          =======     =======      =======

    As of year-end 1994, the Company had effectively converted $208.3 million of its $475.9 million of floating rate debt to fixed interest rate debt through the use of interest rate swap agreements. The significant terms of such agreements outstanding at year-end 1994 were as follows (dollars in millions):


            U.S Fixed    Canada Fixed     Variable
            Interest       Interest     Interest Rates
National      Rates         Rates           to be         Origination         Expiration
Principal     Paid          Paid           Received          Date                Date
---------     -----         -----          ---------      ------------       --------------
$   50.0      5.1%                           6.3%            1991                1995

    10.0      5.8                            6.4             1992                1997

     6.0      5.4                            6.9             1992                1995

    35.6                     8.7%            6.1             1991                1996

    35.6                     8.7             5.8             1992                1997

    35.6                     6.0             7.0             1993                1998

    35.5                     9.0             5.4             1993                1995
--------
$  208.3
========

     Variable interest rates received on U.S. swaps are based on LIBOR rates. Variable interest rates received on Canadian swaps are based on the average of Bankers' Acceptance rates quoted by Canadian banks.

     The notional principal amounts do not represent cash flows and therefore are not subject to credit risk. The Company is subject to risk from nonperformance of the counterparties to the agreements in the amount of any interest differential to be received. Because the Company monitors the credit ratings of its counterparties, which are limited to major financial institutions, Safeway does not anticipate nonperformance by the counterparties.

     At year-end 1994, net unrealized gains on the interest rate swap agreements were $5.4 million. Since the Company intends to hold these agreements as hedges for the term of the agreements, the market risk associated with changes in interest rates should not be significant.

                                       E
                                 CAPITAL STOCK

Shares Authorized and Issued

     Authorized preferred stock consists of 10 million shares of which none was outstanding during 1994, 1993, or 1992.

     Authorized common stock consists of 300 million shares of $0.01 par value. Common stock outstanding at year-end 1994 and 1993 was 209.6 million and 203.0 million shares. Two limited partnerships formed by Kohlberg Kravis Roberts & Co. ("KKR") own 130 million shares of Safeway's common stock.

     Common stock issued to certain Company officers is restricted as to transferability. Generally, this restriction gives the Company the option to purchase, at market price, any such stock offered for sale.

Options and Warrants to Purchase Common Stock

Under Safeway's stock option plans, the Company may grant incentive and non-qualified options to purchase up to 39 million shares of common stock at an exercise price equal to or greater than the fair market value at the date of grant, as determined by the Compensation and Stock Option Committee of the Board of Directors. Vested options are exercisable in part or in full at any time prior to the expiration date of 10 to 15 years from the date of the grant. The stock option plans prohibit the transfer of options.

      Activity in the stock option plans for the three-year period ended December 31, 1994 was as follows:

                                               Option
                               Options          Price
                               -------     --------------
Outstanding, year-end 1991   $25,874,376    $1.000 - 9.563
  1992 Activity:
   Granted                     3,905,584     5.000 - 9.250
   Canceled                     (652,594)    5.000 - 9.563
   Exercised                  (1,017,844)    1.000 - 6.938
                             -----------
Outstanding, year-end 1992    28,109,522     1.000 - 9.563
  1993 Activity:
   Granted                     3,158,050     5.750 -10.500
   Canceled                   (1,100,572)    5.000 - 9.563
   Exercised                  (3,079,760)    1.000 - 9.250
                             -----------
Outstanding, year-end 1993    27,087,240     1.000 -10.500
  1994 Activity:
   Granted                     3,709,250    10.250 -15.250
   Canceled                   (1,154,168)    5.000 -12.875
   Exercised                  (4,329,298)    1.000 - 9.563
                             -----------
Outstanding, year-end 1994   $25,313,024     1.000 -15.250
                             ===========
Exercisable, year-end 1993   $14,825,680     1.000 - 9.563
                             ===========
Exercisable, year-end 1994   $12,886,098     1.000 -10.500
                             ===========

     Of the options exercisable at year-end 1994, 6,641,856 were exercisable at $1.00 per share. There were 3,960,386 options available for grant at year-end 1994.

     At year-end 1994, there were 4.1 million warrants to purchase common stock outstanding, which represented 2.3 million shares of common stock. Each warrant represents the right to purchase 0.558 shares of the Company's common stock for approximately $1.052 per warrant. In order to purchase a whole share of common stock, a holder must exercise 1.792 warrants and pay an aggregate exercise price of $1.8846. During 1994, 4.1 million warrants representing 2.3 million shares of common stock were exercised. During 1993, 3.8 million warrants representing 2.1 million shares of common stock were exercised. The warrants expire on November 24, 1996.

     Warrants (the "SSI Warrants") to purchase 27.9 million shares of the Company's common stock at $1.00 per share are held by SSI Equity Associates, L.P., a limited partnership (the "SSI Partnership"), whose sole asset consists of the SSI Warrants. The SSI Warrants are exercisable through November 15, 2001. SSI Partners, L.P., an affiliate of KKR, is the general partner of the SSI Partnership. In January 1995, the Company acquired 31.8% of the limited partnership interests in the SSI Partnership for $113 million with proceeds from bank borrowings.

     Outstanding common stock and the effect of options and warrants at year-end 1994, after giving effect to the January 1995 acquisition of the interests in the SSI Partnership, are summarized as follows (in millions):

                                           Potential  Proceeds
                               Shares         from Exercise
                               ------      -------------------
   Common stock outstanding    209.6
   Options to purchase
     common stock               25.3             $154.2
   Warrants                      2.3                4.3
   SSI Warrants                 19.0               19.0
                               -----             ------
                               256.2             $177.5
                               =====             ======

                                       F
                                TAXES ON INCOME

  The components of income tax expense were as follows (in millions):

                      1994              1993              1992
                   -------           -------           -------
   Current:
     Federal       $   112.6         $    80.2         $    34.2
     State              23.1              10.7               7.6
     Foreign            51.4              37.9              39.7
                   ---------         ---------         ---------
                       187.1             128.8              81.5
                   ---------         ---------         ---------
   Deferred:
     Federal            (0.6)             20.3              23.9
     State               1.9               6.2               3.0
     Foreign           (14.5)            (62.3)             (9.4)
                   ---------         ---------         ---------
                       (13.2)            (35.8)             17.5
                   ---------         ---------         ---------
     Total         $   173.9         $    93.0         $    99.0
                   =========         =========         =========


     Extraordinary losses and the cumulative effect of accounting changes are presented net of related tax benefits. Therefore, 1994 income tax expense excludes a tax benefit of $6.7 million on an extraordinary loss. The 1992 tax provision excludes tax benefits of $17.1 million on an extraordinary loss, and $12.0 million on the cumulative effect of accounting changes. In 1994 and 1993, tax benefits from the exercise of employee stock options of $15.6 million and $9.6 million were credited directly to paid-in capital and, therefore, are excluded from income tax expense.

     The reconciliation of the provision for income taxes at the U.S. federal statutory income tax rate to the Company's income taxes is as follows (dollars in millions):

                                               1994               1993               1992
                                              -------            -------            -------
   Statutory rate                                35%                35%                34%

   Income tax expense using
     federal statutory rate                 $   148.4          $    75.7          $    67.1

   State taxes on income less
     federal benefit                             16.3               11.0                7.0

   Taxes provided on equity

     earnings of affiliates at rates
     below the statutory rate                    (6.9)              (8.3)              (3.2)

   Taxes on foreign earnings
     not permanently reinvested                   6.6                8.3               10.0

   Withholding tax on
     Canadian earnings not
     permanently reinvested                       4.4               (2.1)               4.1

   Nondeductible amortization                     3.3                3.9                3.3

   Difference between statutory
     rate and foreign effective rate              2.2               (9.7)               5.8

   Deferred tax adjustment due
     to 1993 federal rate increase                 --                3.4                 --

   Other accruals                                  --                9.2                3.9

   Other                                         (0.4)               1.6                1.0
                                            ---------          ---------          ---------

   Income taxes                             $   173.9          $    93.0          $    99.0
                                            =========          =========          =========

      Significant components of the Company's net deferred tax liability at year-end were as follows (in millions):

-------------------------------------------------------------------
                                                    1994      1995
-------------------------------------------------------------------
   Deferred tax assets:
     Workers' compensation and
      other claims                                $ 104.9   $ 100.4
     Reserves not currently deductible               65.2      50.0
     Accrued claims and other liabilities            40.4      54.9
     Employee benefits                               35.3      25.3
     Canadian operating loss carryforward            51.5      42.8
     Foreign tax credit carryforwards                  --     118.8
     Valuation allowance                               --    (118.8)
     Other assets                                     3.2      22.3
                                                  -----------------
                                                    300.5     295.7
                                                  -----------------
   Deferred tax liabilities:
     Property                                      (138.0)   (163.9)
     Prepaid pension costs                         (139.2)   (135.0)
     LIFO inventory reserves                        (51.2)    (49.7)
     Investments in unconsolidated
      affiliates                                    (34.6)    (30.7)
     Cumulative translation
      adjustments                                   (20.3)    (27.0)
     Other liabilities                              (45.5)    (34.9)
                                                  -----------------
                                                   (428.8)   (441.2)
                                                  -----------------
   Net deferred tax liability                     $(128.3)  $(145.5)
                                                  =================


                                      G
-------------------------------------------------------------------------------
                       EMPLOYEE PENSION AND BENEFIT PLANS
-------------------------------------------------------------------------------

U.S. and Canadian Retirement Plans (the "Plans") The Company maintains defined benefit, non-contributory pension plans for substantially all of its U.S. and Canadian employees not participating in multi-employer pension plans. Benefits are generally based upon years of service, age at retirement date, and employee compensation during the last years of employment. The Company's funding policy is to contribute annually the amount necessary to satisfy the statutory funding standards. Through year-end 1994, the assets of the U.S. Plan have exceeded its actuarially determined liabilities by such amounts that the U.S. Plan was considered fully funded for purposes of contribution requirements. Accordingly, no Company contributions were made to the U.S. Plan during the last three years. In 1994 and 1993, the Company contributed $11.5 million and $1.2 million to the Canadian Plan. No contributions were made to the Canadian Plan in 1992. Assets of the Plans are primarily composed of equity and interest-bearing securities.

      Actuarial assumptions used to determine year-end plan status were as follows:

----------------------------------------------------------------------------------
                                                 1994           1993          1992
----------------------------------------------------------------------------------
Weighted average assumed
  discount rate used to
  determine the projected
  benefit obligation:
   U.S. Plan                                      8.0%          7.0%          8.5%
   Canadian Plan                                  8.0           7.5           8.5
   Combined weighted
     average rate                                 8.0           7.1           8.5
Long-term rate of return
  on plan assets:
  U.S. Plan                                       9.0           9.0           9.0
  Canadian Plan                                   8.0           9.0           9.0
Assumed rate of
  compensation increase                           5.5           5.5           6.0

      Net pension plan income (expense) consisted of the following (in millions):

----------------------------------------------------------------------------------
                                                 1994           1993          1992
----------------------------------------------------------------------------------

   Return on plan assets:
     Actual return, (loss) gain               $(26.9)       $ 198.9         $ 41.2
     Deferred loss (gain)                      123.6         (114.4)          44.0
                                              ------------------------------------
     Actuarial assumed return                   96.7           84.5           85.2
   Service cost                                (41.2)         (36.8)         (32.6)
   Interest cost on projected
     benefit obligations                       (44.9)         (45.9)         (44.7)
   Net amortization                             (9.2)          (2.2)          (3.3)
                                              ------------------------------------
   Net pension plan income
     (expense) recognized in
     consolidated statements
     of income                                $  1.4        $  (0.4)        $  4.6
                                              ====================================

   The funded status of the Plans at year-end was as follows (in millions):

---------------------------------------------------------------------------------
                                                            1994           1993
---------------------------------------------------------------------------------
   Fair value of assets at year-end                     $  1,040.3     $  1,139.4
                                                        -------------------------
   Actuarially determined present value of:
     Vested benefit obligations                              545.1          612.4
     Nonvested benefit obligations                             7.8            9.0
                                                        -------------------------
     Accumulated benefit obligations                         552.9          621.4
     Additional amounts related to
      projected compensation increases                        84.3          100.0
                                                        -------------------------
     Projected benefit obligations                           637.2          721.4
                                                        -------------------------
   Fair value of assets in excess of
     projected benefit obligations                           403.1          418.0
   Adjustment for difference in book and
     tax basis of assets                                    (165.1)        (167.1)
   Unamortized prior service costs
     resulting from improved Plan benefits                    71.0           61.8
   Net loss (gain) from actuarial experience
     which has not been recognized in the
     consolidated financial statements                        10.6           (5.6)
                                                        -------------------------
   Prepaid pension costs                                $    319.6     $    307.1
                                                        =========================


Multi-Employer Pension Plans

Safeway participates in various multi-employer pension plans, covering virtually all Company employees not covered under the Company's non-contributory pension plans, pursuant to agreements between the Company and employee bargaining units which are members of such plans. These plans are generally defined benefit plans; however, in many cases, specific benefit levels are not negotiated with or known by the employer-contributors. Contributions of $70 million in both 1994 and 1993, and $100 million in 1992 were made and charged to income.

   Under U.S. legislation regarding such pension plans, a company is required to continue funding its proportionate share of a plan's unfunded vested benefits in the event of withdrawal (as defined by the legislation) from a plan or plan termination. Safeway participates in a number of these pension plans, and the potential obligation as a participant in these plans may be significant. The information required to determine the total amount of this contingent obligation, as well as the total amount of accumulated benefits and net assets of such plans, is not readily available. During 1988 and 1987, the Company sold certain operations. In most cases the party acquiring an operation agreed to continue making contributions to the plans. Safeway is relieved of the obligations related to these sold operations to the extent the acquiring parties continue to make contributions. Whether such sales could result in withdrawal under ERISA and, if so, whether such withdrawals could result in liability to the Company, is not determinable at this time. In 1993, Safeway settled a claim by the Central States, Southeast and Southwest Pension Fund in connection with an alleged withdrawal related to sold operations. This settlement did not have a significant impact on the consolidated financial statements.

Retirement Restoration Plan

The Retirement Restoration Plan (the successor to the Senior Executive Supplemental Benefit Plan) provides death benefits and supplemental income payments after retirement for senior executives. The Company recognized expense of $1.7 million in 1994, $7.8 million in 1993, and $6.4 million in 1992. The aggregate projected benefit obligation of the Retirement Restoration Plan was approximately $38.4 million at year-end 1994 and $45.4 million at year-end 1993.

Postretirement Benefits Other Than Pensions

In addition to pension and the Retirement Restoration Plan benefits, the Company sponsors postretirement plans that provide medical and life insurance benefits to certain salaried employees. Retirees share a portion of the cost of the postretirement medical plans. Safeway pays all of the cost of the life insurance plans. The plans are not funded.

   In 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires accrual of the expected cost of such postretirement benefits during employee service periods. The cumulative effect of adoption was $10.5 million ($0.04 per share). At year-end 1994 and 1993, the Company's accumulated postretirement benefit obligation ("APBO") was $25.5 million and $26.9 million. The APBO represents the actuarial present value of benefits expected to be paid after retirement. Postretirement expense was $2.9 million in 1994 and $2.8 million in both 1993 and 1992.

   The significant assumptions used to determine the periodic postretirement benefit expense and the APBO were as follows:



----------------------------------------------------------------------------------
                                                             1994             1993
----------------------------------------------------------------------------------
Discount rate                                                8.0%             7.0%
Rate of salary increase                                      5.5              5.5


   A 13% annual rate of increase in the per capita cost of postretirement medical benefits was assumed for 1994. The rate was assumed to decrease gradually to 6% for 2006 and remain at that level thereafter. If the health care cost trend rate assumptions were increased by 1% in each year, the APBO as of year-end 1994 would increase $1.0 million, and the net periodic postretirement benefit expense for 1994 would increase $0.2 million. Retiree contributions have historically been adjusted when plan costs increase. The APBO for the medical plans anticipates future cost-sharing changes to the written plan that are consistent with the Company's past practice.

                                      H
-------------------------------------------------------------------------------
                         COMMITMENTS AND CONTINGENCIES
-------------------------------------------------------------------------------

Legal Matters

In July 1988, there was a major fire at the Company's dry grocery warehouse in Richmond, California. Through January 27, 1995, approximately 125,000 claims for personal injury and property damage arising from the fire had been settled for an aggregate amount of approximately $119 million. The Company's loss as a result of the fire damage to its property and settlement of the above claims was substantially covered by insurance.

   As of January 27, 1995, there were still pending approximately 2,600 claims against the Company for personal injury (including punitive damages) and approximately 2,500 separate claims against the Company for property damage arising from the smoke, ash and embers generated by the fire. A substantial percentage of these claims have been asserted in lawsuits against the Company filed in the Superior Court for Alameda County, California. Although no persons died or were injured in the fire itself, the claims include wrongful death actions based on the grounds that pre-existing health conditions were aggravated by smoke, ash or embers from the fire. There can be no assurance that the pending claims will be settled or otherwise disposed of for amounts and on terms comparable to those settled to date. The Company's excess insurance carrier asserted that its liability policy does not cover third-party claims against the Company arising from the fire because of the policy's pollution exclusion and notice provisions in the exclusion. In 1994, a panel of arbitrators in London rendered a decision in Safeway's favor, ruling that Safeway is entitled to be indemnified by the carrier under the policy. Safeway believes that coverage under the policy will be sufficient and available for resolution of all remaining third-party claims arising out of the fire.

   In February 1988, the Company sold its Kansas City Division to a company formed by Morgan, Lewis, Githen & Ahn Fund I and financed principally by the Prudential Insurance Company of America. In January 1993, the buyer (Food Barn Stores, Inc.) filed a voluntary petition under Chapter 11 of the U. S. Bankruptcy Code, and the plan of reorganization was confirmed in July 1994. In January 1995, Food Barn filed suit against the Company and others in the U. S. Bankruptcy Court for the Western District of Missouri. In its complaint, Food Barn alleges that (i) the 1988 transaction was a fraudulent conveyance under New York law and (ii) the Company defrauded Food Barn and fraudulently induced it to enter into the February 1988 transaction. Food Barn seeks compensatory damages estimated to approximate $216 million plus interest, and $100 million in punitive damages. Safeway believes that it has numerous meritorious defenses, and intends to defend itself vigorously, in this case.

   There are also pending against the Company various claims and lawsuits arising in the normal course of business, some of which seek damages and other relief which, if granted, would require very large expenditures.

   It is management's opinion that although the amount of liability with respect to all of the above matters cannot be ascertained at this time, any resulting liability, including any punitive damages, will not have a material adverse effect on the Company's consolidated financial position.

Commitments

The Company has commitments under contracts for the purchase of property and equipment and for the construction of buildings. Portions of such contracts not completed at year-end are not reflected in the consolidated financial statements. These unrecorded commitments were $25 million at year-end 1994.

                                      I
-------------------------------------------------------------------------------
                           INVESTMENTS IN AFFILIATES
-------------------------------------------------------------------------------

Investments in affiliates consists of a 35% interest in Vons, which operates 336 grocery stores located mostly in southern California, and a 49% interest in Casa Ley, which operates 70 stores in western Mexico.

   At year-end 1994, the Company owned 15.1 million common shares, or 35% of total Vons shares outstanding. The Company's recorded investment in Vons was $236.9 million (including goodwill of $46.9 million) at year-end 1994 and $225.3 million (including goodwill of $48.3 million) at year-end 1993. Goodwill is being amortized over 40 years. At year-end 1994, the aggregate market value quoted on the New York Stock Exchange of Safeway's shares of Vons stock was $272.3 million.

   Summarized financial information derived from Vons' financial reports to the Securities and Exchange Commission was as follows (in millions):


----------------------------------------------------------
                                   OCTOBER 9,  OCTOBER 10,
                                     1994         1993
----------------------------------------------------------
   Current assets                  $  445.5    $  477.6
   Property and equipment, net      1,224.1     1,149.1
   Other assets                       557.8       561.3
                                   --------------------
   Total assets                    $2,227.4    $2,188.0
                                   --------------------
   Current liabilities             $  535.3    $  496.6
   Long-term obligations            1,148.7     1,185.4
   Shareholders' equity               543.4       506.0
                                   --------------------
   Total liabilities and
     shareholders' equity          $2,227.4    $2,188.0
                                   ====================

---------------------------------------------------------------------------------
                                52 WEEKS ENDED   53 WEEKS ENDED    52 WEEKS ENDED
Results of Operations             OCTOBER 9,        OCTOBER 10,       OCTOBER 4,
                                    1994               1993             1992
---------------------------------------------------------------------------------
   Sales                           $ 4,990.9         $ 5,263.6         $ 5,475.5
   Cost of sales and
     other expenses                 (4,954.5)         (5,221.9)         (5,402.4)
                                   ---------------------------------------------
   Income before
     extraordinary item
     and effect of
     accounting changes                 36.4              41.7              73.1
   Extraordinary item                     -               (1.5)            (16.1)
                                   ---------------------------------------------
   Income before
     effect of accounting
     changes                       $    36.4          $   40.2          $   57.0
                                   =============================================

   Safeway's equity in Vons' income before the effect of accounting changes was $11.6 million in 1994, $12.9 million in 1993, and $18.6 million in 1992. The Company records its equity in Vons' net income on a one-quarter delay basis. In addition to lower operating income, Vons reported restructuring charges which decreased Safeway's equity in Vons' earnings by $3.9 million in 1994 and $11.7 million in 1993. According to Vons, these restructuring charges included anticipated expenses associated with a program to close under-performing stores and reduce work force.

   In 1992, Vons adopted SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The $55.1 million effect of these accounting changes is not reflected in the summarized financial information presented above. Safeway's share of Vons' accounting changes is included in the cumulative effect of accounting changes in the Company's Consolidated Statements of Income (Note A).

   Income from Safeway's equity investment in Casa Ley fell to $15.7 million in 1994 from $20.6 million in 1993 and $20.5 million in 1992 due to changes in the competitive environment in Mexico.

   Casa Ley had total assets of $448.4 million and $365.5 million as of September 30, 1994 and 1993 based on financial information provided by Casa Ley. Sales were $1,052.4 million and net income was $32.0 million for the 12 months ended September 30, 1994. Sales were $925.8 million and net income was $39.5 million for the 12 months ended September 30, 1993. Sales were $752.7 million and net income was $33.8 million for the 12 months ended September 30, 1992.

                                       J
--------------------------------------------------------------------------------
                           RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

KKR provides management, consulting and financial services to the Company for an annual fee. Such services include, but are not necessarily limited to, advice and assistance concerning any and all aspects of the operation, planning and financing of the Company. Payments for management fees, special services and reimbursement of expenses were $980,000 in 1994, $907,000 in 1993 and $826,000 in 1992.

   The Company holds an 80% interest in Property Development Associates ("PDA"), a partnership formed in 1987 with a company controlled by an affiliate of KKR, to purchase, manage and dispose of certain Safeway facilities which are no longer used in the retail grocery business. The financial statements of PDA are consolidated with those of the Company, and a minority interest of $23.0 million and $19.3 million at year-end 1994 and 1993 is included in accrued claims and other liabilities in the accompanying consolidated balance sheet. During 1994, the Company contributed to PDA nine properties no longer used in its retail grocery business which had an aggregate net book value of $9.7 million. In 1993, the Company contributed seven such properties having a net book value of $2.5 million to PDA. No gains or losses were recognized on these transactions. The minority partner contributed cash in an amount sufficient to maintain its 20% ownership. Safeway paid PDA $1.1 million in 1994, $2.0 million in 1993 and $1.5 million in 1992 for reimbursement of expenses related to management and real estate services provided by PDA.

   During 1994, Safeway began selling products to Vons for resale under their private label. Sales to Vons in 1994 were $19.5 million, and cost of sales was $18.5 million.

                                      K
--------------------------------------------------------------------------------
                    FINANCIAL INFORMATION BY GEOGRAPHIC AREA
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
(In millions)                                                              United States       Canada         Total
---------------------------------------------------------------------------------------------------------------------
   1994:
     Sales                                                                    $12,240.1       $3,386.5      $15,626.6
     Gross profit                                                               3,409.7          840.3        4,250.0
     Operating profit                                                             490.9          121.2          612.1
     Income before income taxes and extraordinary loss                            337.7           86.4          424.1
     Net working capital (deficit)                                               (372.5)         (13.5)        (386.0)
     Total assets                                                               4,171.3          850.8        5,022.1
     Net assets                                                                   386.6          257.2          643.8

   1993:
     Sales                                                                    $11,756.0       $3,458.5      $15,214.5
     Gross profit                                                               3,269.0          814.4        4,083.4
     Operating profit                                                             436.3            5.2          441.5
     Income (loss) before income taxes                                            252.3          (36.0)         216.3
     Net working capital (deficit)                                               (276.3)          66.5         (209.8)
     Total assets                                                               4,084.0          990.7        5,074.7
     Net assets                                                                   169.1          213.8          382.9

   1992:
     Sales                                                                    $11,547.1       $3,604.8      $15,151.9
     Gross profit                                                               3,164.6          941.8        4,106.4
     Operating profit                                                             330.1          111.5          441.6
     Income before income taxes, extraordinary loss and
      cumulative effect of accounting changes                                     137.3           60.1          197.4
     Net working capital (deficit)                                                (67.2)         126.9           59.7
     Total assets                                                               4,177.5        1,048.3        5,225.8
     Net assets                                                                    12.8          230.3          243.1

                                      L
--------------------------------------------------------------------------------
                       QUARTERLY INFORMATION (UNAUDITED)
--------------------------------------------------------------------------------

The summarized quarterly financial data presented below reflect all adjustments which, in the opinion of management, are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented. In 1994, Safeway began classifying advertising expenses as cost of goods sold. Advertising expenses were previously included in operating and administrative expenses. All prior periods have been reclassified to conform to the 1994 presentation.

-----------------------------------------------------------------------------------------------------------------------
  (In millions, except per-share amounts)                         Last             Third         Second        First
                                                  Year          16 Weeks          12 Weeks      12 Weeks      12 Weeks
-----------------------------------------------------------------------------------------------------------------------
1994
SALES                                         $  15,626.6     $   4,890.3       $   3,631.8    $  3,612.7    $  3,491.8
GROSS PROFIT                                      4,250.0         1,335.2(1)          991.1         983.2         940.5
OPERATING PROFIT                                    612.1           199.5             148.5         146.7         117.4
INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY LOSS                                424.1           140.4             106.8         103.4          73.5
EXTRAORDINARY LOSS RELATED TO EARLY
  RETIREMENT OF DEBT                                (10.5)           (0.4)             (2.7)         (7.4)         --
NET INCOME                                          239.7            85.3              61.0          51.5          41.9

INCOME PER COMMON SHARE AND COMMON
  SHARE EQUIVALENT:
   PRIMARY
     INCOME BEFORE EXTRAORDINARY LOSS         $      1.02     $      0.35       $      0.26    $     0.24    $     0.17
     EXTRAORDINARY LOSS                             (0.04)           --               (0.01)        (0.03)         --
                                              -------------------------------------------------------------------------
      NET INCOME                              $      0.98     $      0.35       $      0.25    $     0.21    $     0.17
                                              =========================================================================
   FULLY DILUTED
     INCOME BEFORE EXTRAORDINARY LOSS         $      1.01     $      0.35       $      0.26    $     0.24    $     0.17
     EXTRAORDINARY LOSS                             (0.04)           --               (0.01)        (0.03)         --
                                              -------------------------------------------------------------------------
      NET INCOME                              $      0.97     $      0.35       $      0.25    $     0.21    $     0.17
                                              =========================================================================
PRICE RANGE, NEW YORK STOCK EXCHANGE          $     9 3/4     $   13 5/16       $  11 11/16    $ 10 15/16    $    9 3/4
                                              to 15 15/16     to 15 15/16       to 13 15/16    to  13 1/8    to 13 7/16


-----------------------------------------------------------------------------------------------------------------------
  (In millions, except per-share amounts)                        Last           Third         Second         First
                                                  Year         16 Weeks       12 Weeks       12 Weeks      12 Weeks
-----------------------------------------------------------------------------------------------------------------------
1993
Sales                                         $   15,214.5   $   4,701.6      $   3,558.9   $   3,549.4      $  3,404.6
Gross profit                                       4,083.4       1,263.2(1)         957.0         949.6           913.6
Operating profit                                     441.5         161.3            121.1         116.8(2)         42.3(2)
Income (loss) before income taxes                    216.3          82.2             74.0          63.2            (3.1)
Net income (loss)                                    123.3          46.9(3)          42.1          36.0(2)         (1.7)(2)

Income (loss) per common share and common
  share equivalent:
   Primary                                    $        0.51  $       0.19     $       0.18  $       0.15     $     (0.01)
   Fully diluted                                       0.50          0.19             0.17          0.15           (0.01)
   Price range, New York Stock Exchange       $     5 11/16  $     9 1/16      $    7 7/16  $      6 3/4     $   5 11/16
                                                  to 11 1/4     to 11 1/4        to 9 9/16     to 8 3/16       to 7 1/16

Note 1. The LIFO charge to cost of goods sold for the first 36 weeks of each year is based upon estimated annual inflation ("LIFO Indices"). Actual LIFO Indices are calculated during the fourth quarter of the year based upon a statistical sampling of inventories. Accordingly, fourth quarter pre-tax earnings were increased by $4.2 million in 1994 and $9.2 million in 1993.

Note 2. Severance paid for a voluntary employee buyout in Alberta, Canada reduced operating profit and net income by $50.0 million and $27.5 million for the first quarter of 1993 and by $4.9 million and $2.7 million for the second quarter of 1993.

Note 3. Restructuring charges recorded by Vons reduced Safeway's net income in the fourth quarter of 1993 by $8.7 million.

                      (This Page Intentionally Left Blank)

(LOGO)

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)
Issued February 1, 1996

                               18,166,696 Shares

                                  Safeway Inc.
                        (LOGO)    COMMON STOCK
                            ------------------------

OF THE 18,166,696 SHARES OF COMMON STOCK OFFERED, 3,633,339 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL
 UNDERWRITERS AND 14,533,357 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS. SEE "UNDERWRITERS." ALL OF THE
   SHARES OF COMMON STOCK OFFERED ARE BEING SOLD BY THE SELLING STOCKHOLDERS AS DESCRIBED HEREIN UNDER "PRINCIPAL AND SELLING STOCKHOLDERS" AND
     INCLUDE 16,250,000 PRESENTLY OUTSTANDING SHARES AND 1,716,696 AND 200,000 SHARES TO BE ISSUED CONCURRENTLY WITH THE CONSUMMATION OF
     THESE OFFERINGS UPON THE EXERCISE OF OUTSTANDING WARRANTS AND
       OPTIONS, RESPECTIVELY. NONE OF THE PROCEEDS FROM THE SALE OF THE SHARES WILL BE RECEIVED BY THE COMPANY OTHER THAN $1,916,696
        (ASSUMING NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT
        OPTION) REPRESENTING THE EXERCISE PRICE OF THE WARRANTS AND
       OPTIONS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS
       PROSPECTUS HAS BEEN ADJUSTED TO GIVE EFFECT TO A STOCK
         DISTRIBUTION WHEREBY EACH HOLDER OF THE COMPANY'S COMMON STOCK RECEIVED ON JANUARY 30, 1996 ONE ADDITIONAL SHARE OF COMMON
          STOCK FOR EACH SHARE OWNED AS OF JANUARY 16, 1996. THE
          COMPANY'S COMMON STOCK IS LISTED ON THE NEW YORK AND
           PACIFIC STOCK EXCHANGES. ON JANUARY 31, 1996, THE REPORTED
           LAST SALE PRICE OF THE COMMON STOCK ON THE NEW YORK
             STOCK EXCHANGE COMPOSITE TAPE WAS $25 1/2.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
               CRIMINAL OFFENSE.
                            ------------------------

                            PRICE $          A SHARE

                            ------------------------

                                                                  UNDERWRITING
                                               PRICE TO           DISCOUNTS AND     PROCEEDS TO SELLING
                                                PUBLIC           COMMISSIONS(1)       STOCKHOLDERS(2)
                                         ---------------------------------------------------------------
Per Share..............................            $                    $                    $
Total(3)...............................            $                    $                    $

------------
    (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    (2) Includes an aggregate of $1,916,696 to be paid to the Company representing the exercise price of warrants for 1,716,696 Shares at $1.00 per share and the exercise price of options for 200,000 Shares at $1.00 per share. Expenses of the offerings, estimated at $550,000, will be paid by the Company.

    (3) The Selling Stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 2,725,004 additional Shares at the price to public, less underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and
        commissions and proceeds to Selling Stockholders will be $        ,
        $        and $        , respectively, and the total amount to be paid to
        the Company representing the exercise price of the warrants and options will be $2,204,200. See "Underwriters."

                            ------------------------

     The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters, and subject to approval of certain legal matters by Brown & Wood, counsel for the Underwriters. It is expected that the delivery of the
Shares will be made on or about             , 1996, at the office of Morgan
Stanley & Co. Incorporated, New York, N.Y., against payment therefor in New York funds.
                            ------------------------

MORGAN STANLEY & CO.
             International

    DILLON, READ & CO. INC.
            GOLDMAN SACHS INTERNATIONAL
                   MERRILL LYNCH INTERNATIONAL LIMITED
                           SALOMON BROTHERS INTERNATIONAL LIMITED
                                  SMITH BARNEY INC.

            , 1996

                                                                      APPENDIX A

CHART DESCRIPTIONS

PAGE 4

     A bar graph entitled "Operating and Administrative Expenses as a Percent of Sales" which shows operating and administrative expenses as a percentage of sales as follows:

                     1992............................................  24.19%
                     1993............................................  23.94%
                     1994............................................  23.28%
                     1995............................................  22.73%

     The graph has an initial value of 20%.

PAGE 5

     A line graph entitled "Annual Same-Store Sales Trends" which shows same-store sales trends as follows:

                     1990............................................    2.5%
                     1991............................................   -0.3%
                     1992............................................   -1.6%
                     1993............................................    2.1%
                     1994............................................    4.4%
                     1995............................................    4.6%

     The graph has an initial value of -4%.

PAGE 5

     A bar graph entitled "Capital Expenditures" which shows capital expenditures as follows:

                     1992...........................................  $553.4
                     1993...........................................  $290.2
                     1994...........................................  $352.2
                     1995...........................................  $503.2
                     1996*..........................................  $  550

---------------
* Forecasted.

     The graph has an initial value of $0.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                                 AMOUNT
                                                                                 TO BE
                                                                                  PAID
                                                                                --------
    SEC Registration Fee......................................................  $105,768
    NASD Filing Fee...........................................................    37,500
    Printing Costs............................................................    50,000
    Legal Fees and Expenses (other than Blue Sky).............................   250,000
    Accounting Fees and Expenses..............................................    50,000
    Blue Sky Fees and Expenses................................................    20,000
    Transfer Agent and Registrar Fees and Expenses............................    10,000
    Miscellaneous.............................................................    26,732
                                                                                --------
              TOTAL...........................................................  $550,000
                                                                                ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Delaware General Corporation Law, the Company's Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or the stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. In addition, Section 145 of the Delaware General Corporation Law and Article III, Section 13 of the Company's By-laws, under certain circumstances, provide for the indemnification of the Company's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III, Section 13 of the Company's By-laws.

     In general, any officer, director, employee or agent will be indemnified against expenses including attorneys' fees, fines, settlements or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on behalf of the Company, to which he was a party as result of such relationship, if he acted in good faith, and in the manner he believed to be in or not opposed to the Company's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest, but no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware, or the court in which such action was brought, determines upon application that, despite adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

     Any indemnification under the previous paragraphs (unless ordered by a court) will be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct set forth above. Such determination will be made (i) by the Board of Directors by a majority vote of a quorum of disinterested directors who were not parties to such action, (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent that a director, officer, employee or agent of the Company is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized by the By-laws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     The indemnification and advancement of expenses provided by, or granted pursuant to, Section 13 of the By-laws is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. If a claim for indemnification or payment of expenses under Section 13 of the By-laws is not paid in full within ninety (90) days after a written claim therefor has been received by the Company the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company has the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Section 13 of the By-laws. The Board of Directors may authorize the Company to enter into a contract with any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than those provided for in Section 13 of the By-laws.

     Safeway has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of Safeway.

ITEM 16.  EXHIBITS.

     The following documents are filed as part of this Registration Statement:

EXHIBIT                                         DESCRIPTION
-------     -----------------------------------------------------------------------------------
 1.1        Form of Underwriting Agreement.
 4(i).1     Restated Certificate of Incorporation of the Company as filed with the Secretary of
            State of Delaware on February 23, 1990 (incorporated by reference to Exhibit 3.1 to the Registration Statement No. 33-33388 filed on February 12, 1990).
 4(i).2     Form of By-laws of the Company as amended (incorporated by reference to Exhibit 3.2 to Registration Statement No. 33-33388), and Amendment to the Company's By-laws effective March 8, 1993 (incorporated by reference to Exhibit 3.2 to the Company's
            Form 10-K for the fiscal year ended January 2, 1993).
 4(i).3     Specimen Common Stock Certificate (incorporated by reference to Exhibit 4(i).1 to
            Registration Statement No. 33-33388).

EXHIBIT                                         DESCRIPTION
-------     -----------------------------------------------------------------------------------
 4(i).4     Registration Rights Agreement dated as of November 25, 1986 by and between Safeway
            Stores Holdings Corporation (predecessor to the Company) and certain limited partnerships (incorporated by reference to Exhibit 4(i).4 to Registration Statement
            No. 33-33388).
 4(i).5     Subscription Agreement dated as of December 15, 1986 by and between Safeway Stores,
            Incorporated (predecessor to the Company) and certain purchasers (incorporated by reference to Exhibit 10(ii)(a).1 to the Company's Annual Report on Form 10-K for
            the year ended January 3, 1987).
 4(i).6     Form of Common Stock Purchase Warrants (incorporated by reference to Exhibit 4.7 to
            Amendment No. 1 to Registration Statement No. 33-9047).
 5.1        Opinion of Latham & Watkins.
23.1        Consent of Deloitte & Touche LLP.
23.2        Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).
24.1        Power of Attorney (included on Page II-4 of this Registration Statement).
27.1        Financial Data Schedules.

ITEM 17.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the matter has been settled by controlled precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1993, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF OAKLAND, STATE OF CALIFORNIA, ON THIS 1ST DAY OF FEBRUARY, 1996.

                                          SAFEWAY INC.

                                          By /s/ STEVEN A. BURD

                                            ------------------------------------
                                            Steven A. Burd
                                            President and Chief Executive
                                             Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY EACH OF THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON FEBRUARY 1, 1996.

                SIGNATURE                                          TITLE
------------------------------------------     ----------------------------------------------
/s/ STEVEN A. BURD                             President, Chief Executive Officer and
------------------------------------------     Director (Principal Executive Officer)
Steven A. Burd
JULIAN C. DAY*                                 Executive Vice President and Chief Financial
------------------------------------------     Officer (Principal Financial Officer)
Julian C. Day
PETER A. MAGOWAN*                              Chairman of the Board
------------------------------------------
Peter A. Magowan
SAM GINN*                                      Director
------------------------------------------
Sam Ginn
JAMES H. GREENE, JR.*                          Director
------------------------------------------
James H. Greene, Jr.
PAUL HAZEN*                                    Director
------------------------------------------
Paul Hazen
HENRY R. KRAVIS*                               Director
------------------------------------------
Henry R. Kravis
ROBERT I. MACDONNELL*                          Director
------------------------------------------
Robert I. MacDonnell
GEORGE R. ROBERTS*                             Director
------------------------------------------
George R. Roberts
MICHAEL T. TOKARZ*                             Director
------------------------------------------
Michael T. Tokarz
*By: /s/  MICHAEL C. ROSS
------------------------------------------
     (Michael C. Ross, Attorney-in-fact)

                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-00037 of Safeway Inc. of our report dated February 20, 1995 (January 30, 1996 as to the effects of the stock split discussed in Note A) (which expresses an unqualified opinion and includes an explanatory paragraph relating to changes in Safeway Inc.'s methods of accounting during the fiscal year ended January 2,
1993) appearing in the Prospectuses, which are part of such Registration Statement, and to the reference to us under the heading "Experts" in the Prospectuses.

Deloitte & Touche LLP

Oakland, California
January 30, 1996

                               INDEX TO EXHIBITS

EXHIBIT                                     DESCRIPTION                                    PAGE
-------    ------------------------------------------------------------------------------  ----
 1.1       Form of Underwriting Agreement.
 4(i).1    Restated Certificate of Incorporation of the Company as filed with the
           Secretary of State of Delaware on February 23, 1990 (incorporated by reference to Exhibit 3.1 to the Registration Statement No. 33-33388 filed on February
           12, 1990).
 4(i).2    Form of By-laws of the Company as amended (incorporated by reference to
           Exhibit 3.2 to Registration Statement No. 33-33388), and Amendment to the
           Company's By-laws effective March 8, 1993 (incorporated by reference to
           Exhibit 3.2 to the Company's
           Form 10-K for the year ended January 2, 1993).
 4(i).3    Specimen Common Stock Certificate (incorporated by reference to Exhibit 4(i).1 to Registration Statement No. 33-33388).
 4(i).4    Registration Rights Agreement dated as of November 25, 1986 by and between
           Safeway Stores Holdings Corporation (predecessor to the Company) and certain limited partnerships (incorporated by reference to Exhibit 4(i).4 to
           Registration Statement No. 33-33388).
 4(i).5    Subscription Agreement dated as of December 15, 1986 by and between Safeway
           Stores, Incorporated (predecessor to the Company) and certain purchasers
           (incorporated by reference to Exhibit 10(ii)(a).1 to the Company's Annual
           Report on Form 10-K for the year ended January 3, 1987).
 4(i).6    Form of Common Stock Purchase Warrants (incorporated by reference to Exhibit
           4.7 to Amendment No. 1 to Registration Statement No. 33-9047).
 5.1       Opinion of Latham & Watkins.
23.1       Consent of Deloitte & Touche LLP.
23.2       Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).
24.1       Power of Attorney (included on Page II-4 of this Registration Statement).
27.1       Financial Data Schedules.